Registration No. 333-68546

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DELLS BANCSHARES, INC.
(Exact name of registrant as specified in its Charter)

WISCONSIN (State of Incorporation)	Applied For (I.R.S. Employer I.D. No)	6711 (Primary Standard Industrial Classification Code No.)

716 SUPERIOR STREET
P.O. BOX 490
WISCONSIN DELLS, WISCONSIN 53965
(608) 253-1111
(Address and telephone number of principal executive offices)

GARY L. GILLILAND 716 Superior Street P.O. Box 490 Wisconsin Dells, WI 53965 (608)253-1111 (Name, Address, telephone no of agent for service)	JOHN E. KNIGHT Boardman, Suhr, Curry & Field LLP One S. Pinckney Street, 4th Floor P.O. Box 927 Madison, WI 53701-0927 (Copy of Notices)

       Approximate date of commencement of proposed sale of the securities to the public: upon consummation of the reorganization

       If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit*	Proposed maximum aggregate offering price*	Amount of registration fee
Common Stock, $10.00 par value	315,000	$64.02	$20,167,000	$5,041.75

*Based on the book value of the common stock of Bank of Wisconsin Dells on June 30, 2001, estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2).

DELLS BANCSHARES, INC.

Cross Reference Sheet
Form S-4, Part I Item Number	Location in Prospectus
1	Facing Page of Registration Statement; Outside Front Cover Page of Prospectus
2	Table of Contents
3	Summary
4	Summary; The Reorganization; Comparison of Bank Stock With Holding Company Stock
5	Not applicable
6	Dells Bancshares, Inc.; Bank of Wisconsin Dells
7	Not applicable
8	The Reorganization
9	Dells Bancshares, Inc.; Bank of Wisconsin Dells
10	Not applicable
11	Not applicable
12	Not applicable
13	Not applicable
14	Dells Bancshares, Inc. Comparison of Bank Stock With Holding Company Stock
15	Not applicable
16	Not applicable
17	Bank of Wisconsin Dells; Comparison of Bank Stock With Holding Company Stock
18	The Reorganization; Dells Bancshares, Inc.; Bank of Wisconsin Dells; Rights of Dissenting Stockholders of Bank
19	Not applicable

BANK OF WISCONSIN DELLS

716 Superior Street
P.O. Box 490
Wisconsin Dells, WI 53965
(608) 253-1111

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

        A special meeting of the shareholders of Bank of Wisconsin Dells ("Bank") will be held on ____________, 20__, at ________________________, Wisconsin, at ____________, to:

  Vote on the following resolution:

  RESOLVED, that the formation of a bank holding company for Bank, pursuant to the terms and conditions of an Agreement and Plan of Reorganization between Bank of Wisconsin Dells and Dells Bancshares, Inc., and a Merger Agreement between Bank of Wisconsin Dells and New Bank of Wisconsin Dells, whereby (i) Bank of Wisconsin Dells will become a wholly-owned subsidiary of Dells Bancshares, Inc., and (ii) shareholders of Bank of Wisconsin Dells will become shareholders of Dells Bancshares, Inc., is hereby authorized and approved.

  Transact such other business as may properly come before the meeting or any adjournments thereof.

       The record date for the special meeting is __________, 20__. Only shareholders of record at the close of business on that date can vote at the meeting. In order to form the holding company, a majority of outstanding Bank shares must be voted in favor of the above resolution.

        Shareholders and beneficial shareholders may be entitled to assert dissenters' rights. A copy of the law pertaining to dissenters' rights, sections 221.0706 through 221.0718 of the Wisconsin Statutes, is attached as Exhibit C to the following prospectus - proxy statement.

        The directors of the Bank unanimously believe that the proposed holding company is in the best interests of the Bank and its shareholders, and urge shareholders to vote "for" the above resolution.

By Order of the Board of Directors

Gary L. Gilliland, President

_________________, 20__

Prospectus of Dells Bancshares, Inc.

315,000 Shares of Common Stock, $10.00 Par Value

and

Proxy Statement of Bank of Wisconsin Dells

Special Meeting of Bank Shareholders to be held ______________, 2001
_____ p.m. at the Bank of Wisconsin Dells, Wisconsin Dells, Wisconsin

To the shareholders of Bank of Wisconsin Dells:

        This prospectus relates to the shares of Dells Bancshares, Inc. stock which will be exchanged, on a one-for-one basis, for your shares of stock of the Bank of Wisconsin Dells as a result of the formation of a bank holding company for the Bank. The holding company formation only will occur, however, if the holders of a majority of the outstanding shares of Bank of Wisconsin Dells stock vote in favor of the transaction.

       If the holding company formation is approved by the shareholders of the Bank, the holding company will be formed through a reorganization. In the reorganization, which is described in detail in this prospectus, the Bank of Wisconsin Dells will become a wholly owned subsidiary of Dells Bancshares, Inc., and the shareholders of the Bank will become the shareholders of Dells Bancshares, Inc.

        This prospectus - proxy statement is also being furnished to you because the Bank's Board of Directors of the Bank of Wisconsin Dells is soliciting your proxy to be used at the special meeting of shareholders to be held on ______________, 2001. At the special meeting, you will be asked to consider and vote on the proposed holding company formation. A form of proxy, on blue paper, is enclosed separately. YOUR VOTE IS IMPORTANT, regardless of how many shares you own. Whether you plan to attend the meeting or not, please complete, date, sign and return the enclosed proxy form promptly in the enclosed envelope. If you attend the meeting and prefer to vote in person, you may do so, even if you turn in your proxy at this time.

       The common stock of Dells Bancshares, Inc. is not listed by any national securities exchange or the Nasdaq Stock Market.

The following are important disclosures. Please read them carefully:

       You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus - proxy statement is only accurate as of the date printed on the bottom of this page. We are required to advise you if there is any fundamental change affecting the formation of the holding company.

       The shares of holding company stock to be issued in the holding company formation will not be savings accounts or deposits, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the holding company formation, passed upon the accuracy of this prospectus - proxy statement or determined if this prospectus - proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

Gary L. Gilliland, President

The date of this prospectus - proxy statement is __________________.

Exhibit A - Agreement and Plan of Reorganization
Exhibit B - Tax Opinion of Boardman, Suhr, Curry & Field LLP
Exhibit C - Sections 221.0706 through 221.0718 of Wisconsin Statutes
Exhibit D - Articles of Incorporation and Bylaws of Dells Bancshares, Inc.

Summary

       This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the proposed formation of the holding company for the Bank of Wisconsin Dells better, and for a more complete description of the legal terms of these transactions, you should read this entire prospectus - proxy statement carefully, including the Exhibits that are attached at the end.

The Formation of a Bank Holding Company for the Bank

       The Board of Directors of the Bank of Wisconsin Dells ("Bank of Wisconsin Dells" or "Bank") proposes to form a bank holding company for the Bank. If the holding company is approved by the shareholders of the Bank, as part of the formation process, Dells Bancshares, Inc., the holding company, will trade one share of its common stock for each outstanding share of your Bank stock. As a result, the holding company will be owned by you, the former Bank shareholders, and the Bank of Wisconsin Dells will become a wholly-owned subsidiary of the holding company.

Other things you should know about the formation of the holding company:

  There will be no change in the compensation or benefits of Bank directors or executive officers.
  The holding company will not have to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, because of an exemption from the filing requirements provided under the securities laws for certain one-bank holding company formations. However, this may change in the future depending on the number of shareholders that Dells Bancshares, Inc. has at the time. See "Available Information".
  The holding company will voluntarily provide its shareholders with the same types of reports that the Bank of Wisconsin Dells currently provides to Bank shareholders.
  For more information, see “Available Information.” For more information about the Reorganization, see “The Reorganization - Summary of The Reorganization” and the Agreement and Plan of Reorganization attached as Exhibit A.

Reasons for the Reorganization

       In the opinion of the Board of Directors of Bank of Wisconsin Dells, a bank holding company provides many advantages that a bank does not. These advantages are as follows:

  The holding company can purchase its own stock from shareholders. Therefore, it can provide a potential market for the stock of the holding company. State banks are severely restricted in their ability to purchase their own stock from shareholders. This is the single most important advantage to a bank holding company.
  The holding company will help enable the Bank of Wisconsin Dells to continue under local ownership and control.
  The holding company will be able to respond efficiently to changes in the law governing banks and financial activities.
  Although the Board of Directors has no intention of acquiring other banks at this time, the holding company will be able to more easily acquire other banks and operate them as branches of Bank of Wisconsin Dells or as separate banks in areas not now served by Bank of Wisconsin Dells.
  The holding company will be able to meet future Bank capital needs by having the holding company take out loans which are repaid by nontaxable Bank dividends.
  For the reasons listed above, creating a holding company for the Bank of Wisconsin Dells will allow the Bank to compete more effectively with other banks that are held by bank holding companies.

       See "The Reorganization - Reasons for The Reorganization."

Recommendation of the Bank’s Board of Directors

       The Board of Directors of the Bank of Wisconsin Dells believes that the formation of a holding company for the Bank of Wisconsin Dells is in the best interests of the Bank and its shareholders. The Board unanimously recommends that you vote your Bank shares to approve the holding company.

       For more information, see "The Reorganization - Reasons for The Reorganization" and "Bank of Wisconsin Dells - Recommendation of the Bank's Board of Directors."

Parties

       Dells Bancshares, Inc.

  Organized by management of the Bank of Wisconsin Dells.
  Wisconsin corporation.
  Intended by Bank management to become a bank holding company for the Bank.
  Still in the organizational phase, so
  No operating history.
  For more information, see "Dells Bancshares, Inc. - History, Business, and Properties."

Address:

        Dells Bancshares, Inc.
        716 Superior Street
        P.O. Box 490
        Wisconsin Dells, WI 53965
        (608)253-1111

       Bank of Wisconsin Dells

  Chartered under the laws of Wisconsin.
  Operating as a commercial bank with its main office in Wisconsin Dells, Wisconsin, since 1910
  Offers comprehensive banking services to the residential, commercial, industrial and agricultural areas that it serves.
  Services include agricultural, commercial, real estate and personal loans; checking, savings and time deposits; investments, and individual retirement accounts.
  For more information, see "Bank of Wisconsin Dells - History, Business, and Properties."

Address:

        Bank of Wisconsin Dells
        716 Superior Street
        P.O. Box 490
        Wisconsin Dells, WI 53965
        (608)253-1111

Special Meeting of Shareholders

        The special meeting of Bank of Wisconsin Dells shareholders will be held __________________, 2001, at ____ p.m. at ____________________, Wisconsin Dells, Wisconsin. Only Bank shareholders of record as of the close of business on _________________, 2001, will be entitled to vote at the meeting.

       At the meeting, you, the shareholders of the Bank of Wisconsin Dells, will consider and vote on the formation of a bank holding company for the Bank pursuant to the Agreement and Plan of Reorganization that is attached as an exhibit to this prospectus - proxy statement. We can only form a holding company if the holders of a majority of outstanding Bank stock vote in favor of the transaction.

       As of the date of this prospectus - proxy statement, directors and executive officers of the Bank own or control, directly or indirectly, approximately 12.61% of the outstanding Bank stock.

       For more information, see "The Reorganization - Special Meeting of Shareholders."

Effect on Bank Shareholders

       Assuming the holding company formation is approved by the Bank of Wisconsin Dells shareholders, the directors of the holding company will chose an appropriate day on which to "close" the formation of the holding company. For a discussion of how they choose this "closing date," see "The Reorganization - Closing Date."

       On the closing date, the holding company, Dells Bancshares, Inc., will exchange one share of its stock for each share of Bank of Wisconsin Dells stock that you hold immediately prior to the closing date. As a result of this exchange, you and the other Bank shareholders will become the shareholders of the holding company, and the holding company will become the sole shareholder of the Bank. For more information, see "The Reorganization."

       This exchange will be subject to certain limitations and dissenters' rights provided by law. For a discussion of dissenters rights, see the following sections and "Rights of Dissenting Shareholders of Bank".

Changes in Shareholder Rights

        Assuming the holding company formation is approved by the Bank of Wisconsin Dells shareholders, the primary effect of the reorganization on the rights of Bank shareholders will be that shares of holding company stock will be subject to restrictions on transfer that currently do not apply to Bank of Wisconsin Dells stock. Such restrictions on transfer, known as a “right of first refusal,” are typically considered to be an anti-takeover measure. There are positive and negative consequences to the shareholders of the holding company as a result of the restrictions on the transfer of holding company stock. For discussion of these restrictions on transfer and the consequences of these restrictions, see “Restrictions on Transfer of Holding Company Stock,” below, “Dells Bancshares, Inc. - Anti-takeover and Indemnification Provisions” and “Comparison of Bank Stock With Holding Company Stock Market for the Stock.”

Effect on Bank Management

        The restrictions on transfer of holding company stock may reduce the ability of third parties to obtain control of the holding company, even if this change is desired by a majority of shareholders. Therefore, under certain circumstances, these restrictions may entrench current management of the holding company. However, the restrictions on transfer do not affect the ability of the holding company shareholders to elect new holding company directors on an annual basis by a simple majority vote. See “Restrictions on Transfer of Holding Company Stock,” below, “Dells Bancshares, Inc. - Anti-takeover and Indemnification Provisions,” “Comparison of Bank Stock With Holding Company Stock - Market for the Stock,” and “Dells Bancshares, Inc. - Management.”

Dissenters’Rights

       Under certain provisions of the Wisconsin Statutes, as a holder of Bank of Wisconsin Dells stock, you have the right to:

  dissent from the formation of the holding company and
  obtain payment of the fair value of your shares in cash.

However, you may only exercise these rights if you:

  deliver to the Bank of Wisconsin Dells before the vote is taken a written notice of your intent to demand payment for your shares if the proposed formation of the holding company occurs, refrain from voting your shares in favor of the proposed formation of the holding company, demand payment in writing before the date stated in the dissenters' notice which will be sent to you after the shareholder meeting, if you dissent, surrender your Bank stock certificates, and
  take certain other actions.

For more information, see “Rights of Dissenting Shareholders of Bank” and Exhibit C.

Federal Income Tax Consequences

       We have structured the holding company formation to qualify as a tax free transaction under the federal tax laws. Therefore, you should not recognize any gain or loss on the exchange of your Bank of Wisconsin Dells stock for holding company stock. Exhibit B to this prospectus - proxy statement is an opinion of an attorney that the formation of the holding company is a tax-free transaction. The opinion of an attorney is not binding on the Internal Revenue Service. See "The Reorganization - Tax Considerations."

       However, if you exercise your dissenter's rights and receive cash for your shares of Bank stock instead of exchanging the shares for holding company stock, as discussed above under "Dissenters' Rights", you will be taxed on the cash over basis that you receive for your shares of Bank stock.

       You are urged to consult your tax advisor to determine the tax consequences to you under the federal tax laws, as well as any consequence under applicable state or local tax laws.

Date of the Holding Company Formation

       If the holding company formation is approved by the shareholders of the Bank, we will form the holding company for the Bank of Wisconsin Dells as soon as practicable after we receive all necessary approvals from governmental agencies and authorities, and after certain other terms and conditions are satisfied. The Bank will close its transfer records twenty (20) days prior to the closing date, which, as we mentioned above, is an appropriate date that the directors of the holding company will choose to "close" the holding company formation process. Until the Bank's transfer records are closed, you may sell or otherwise transfer your Bank stock. The holding company formation process will close no later than ____________, unless the parties agree to another date in writing. See "The Reorganization - Closing Date."

Conditions for the Holding Company Formation

       We cannot form a holding company for the Bank of Wisconsin Dells unless the Wisconsin Department of Financial Institutions Division of Banking, the Federal Reserve Board, the Federal Deposit Insurance Corporation, and a majority of the outstanding shares of Bank stock approve the transaction. In addition, other terms and conditions must also be satisfied. See "The Reorganization - Conditions Precedent to The Reorganization."

       The holding company and the Bank may change or waive certain conditions if, in the opinion of the Boards of Directors of the holding company and the Bank, the action would not significantly diminish the benefits intended for holders of holding company stock.

Restrictions on Transfer of Holding Company Stock

       Under the holding company's articles of incorporation, the shares of holding company stock will be subject to restrictions on transfer that currently do not apply to stock of Bank of Wisconsin Dells. These restrictions are known as a "right of first refusal." In the opinion of the Board of Directors of the Bank, one of the purposes of forming a holding company for the Bank is to help the Bank to continue under local control. The Board believes that a right of first refusal provides the holding company with a mechanism for helping assure local control of the Bank.

       For the reasons discussed below, a right of first refusal is typically considered to be an anti-takeover measure. Although the Board of Directors and its advisors are aware of many other Wisconsin bank holding companies whose stock is similarly restricted by a right of first refusal, the Board of Directors believes that these restrictions on transfer generally are not customary for a bank holding company.

       Here are some important things to know about a right of first refusal:

  Generally, you will need the consent of the holding company to transfer or sell your shares. If you choose to sell any of your shares without the holding company’s prior written approval, then the right of first refusal applies.
  Transactions between you and your spouse or children, including stepchildren, or any lineal descendants of such individuals, or your parents, your siblings and their spouses and children, or between you and a trust or similar entity whose sole beneficiaries are any of the individuals listed above are not subject to these limitations on transfer. However, after the stock is transferred or sold, it remains subject to the right of first refusal.
  If someone offers in writing to buy your holding company stock, a “right of first refusal” gives the holding company the right to buy your stock first at the same price and on the same terms as those offered by the person who wanted to buy your stock.
  The right of first refusal will apply to holding company stock held by all shareholders.
  In order to amend the right of first refusal, at least seventy-five percent of the outstanding shares of holding company voting stock must be voted in favor of the amendment.
  The holding company’s right to purchase your stock first may limit your ability to sell or transfer your shares to persons or entities other than the holding company.
  The right of first refusal may reduce the likelihood of another individual or entity obtaining control of the holding company through the acquisition of large blocks of holding company stock.

        The holding company’s right of first refusal may reduce the ability of third parties to obtain control of the holding company. In particular, the holding company’s right to match the price offered by a prospective buyer might make acquisitions of large blocks of holding company stock by other buyers more difficult. These rights might also discourage mergers, tender offers, proxy contests, or other attempts to gain control of the holding company through the acquisition of voting stock, in which case holding company shareholders may have received higher prices for their shares of holding company stock. Shareholders who might support the takeover of the holding company in a given situation could only amend, alter or repeal the right of first refusal provision by obtaining an affirmative vote of 75% of the issued and outstanding shares. Because of these effects, these provisions may limit shareholder participation in transactions such as tender offers.

        Whether the right of first refusal serves as an advantage to management or to shareholders depends on the particular circumstances. In a hostile tender offer, for example, members of management and shareholders who support the present ownership may benefit from the provision, while shareholders that want to participate in the tender offer might be disadvantaged.

        These restrictions on transfer may also limit the holding company’s ability to sell its stock in the future.

        As an additional restriction on transfer, in some circumstances a bank holding company may not purchase its own shares without giving prior notice to the Federal Reserve Board. Specifically, if the holding company desires to purchase as much as 10% in value of its own stock in any 12-month period, it may be required in some instances to obtain approval for doing so from the Federal Reserve Board.

       For more information, see "Dells Bancshares, Inc. - Anti-takeover and Indemnification Provisions" and "Comparison of Bank Stock With Holding Company Stock - Market for the Stock."

Proxy Statement
and
Prospectus

Introduction

       Dells Bancshares, Inc. is a business corporation organized at the request of the Board of Directors of Bank of Wisconsin Dells for the purpose of the reorganization. See "Dells Bancshares, Inc." The Bank of Wisconsin Dells ("Bank of Wisconsin Dells" or "Bank") is a state-chartered bank that has been operating as a commercial bank with its main office in Wisconsin Dells, Wisconsin, since 1910. See "Bank of Wisconsin Dells."

       The reorganization is being conducted for the purpose of forming a holding company for the Bank, according to a plan of reorganization approved by the Board of Directors of the holding company and by the Board of Directors of the Bank. See "The Reorganization -Summary of The Reorganization." The Board of Directors of the Bank believes that the formation of a bank holding company will benefit the Bank and its shareholders. See "The Reorganization - Reasons for The Reorganization" and "Bank of Wisconsin Dells - Recommendation of the Bank's Board of Directors."

       This prospectus - proxy statement contains information intended to help each Bank shareholder decide whether to vote to approve the formation of a bank holding company. See, for example, "Comparison of Bank Stock With Holding Company Stock." The Boards of Directors of the holding company and the Bank urge each Bank shareholder to carefully read the entire prospectus - proxy statement.

Forward-Looking Statements

       When used in this prospectus-proxy statement, in the Bank's or holding company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "are expected to," "estimate," "is anticipated," "project," "will continue," "will likely result," or similar expressions are intended to identify "forward-looking statements." Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Bank's market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bank's market area, and competition, that could cause actual results to differ materially from what the Bank or holding company have presently anticipated or projected. The Bank and holding company wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Bank and holding company wish to advise readers that factors addressed within the prospectus-proxy statement could affect the Bank's financial performance and could cause the Bank's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

       Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, the Bank and holding company caution that, while they believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. Where, in any forward-looking statement, the Bank, the holding company, or their directors or officers, express an expectation or belief as to the future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result, or be achieved or accomplished.

The Reorganization

General

        The reorganization is designed to offer shareholders of the Bank of Wisconsin Dells the opportunity to form a bank holding company for the Bank. Pursuant to the reorganization, the following steps have already occurred:

  Dells Bancshares, Inc., a Wisconsin business corporation, has been incorporated for the purpose of participating in the reorganization and becoming a bank holding company; and
  The Board of Directors of the Bank and the Board of Directors of the holding company have adopted and approved an Agreement and Plan of Reorganization.

       The following steps, among others, remain to be completed pursuant to the reorganization (see "The Reorganization - Conditions Required for The Reorganization"):

  The shareholders of the Bank of Wisconsin Dells must approve the reorganization by the affirmative vote of a majority of the outstanding Bank stock;
  The application by the holding company to be a registered Bank holding company under the Bank Holding Company Act of 1956, as amended, must have been approved by the Federal Reserve Board. As of the date of this prospectus - proxy statement, the application to the Federal Reserve Board has been filed with the Federal Reserve. The Federal Reserve has not yet acted upon this application;
  The Wisconsin Department of Financial Institutions Division of Banking ("DFI") must have granted all required approvals for consummation of the reorganization. As of the date of this prospectus - proxy statement, the application to DFI has been prepared. The Board of Directors intends to file this application with DFI on approximately the same date as this prospectus - proxy statement is sent to the Bank's shareholders.

Reasons for The Reorganization

       The Board of Directors of the Bank of Wisconsin Dells recommends the reorganization because it believes that a bank holding company will provide benefits to the shareholders and to its community. In addition, the Board believes that the formation of a holding company will offer opportunities to the Bank to compete more effectively and to expand its services in type, in number, and in geographical scope.

       Market for the Stock. Under Wisconsin law, a state-chartered bank is prohibited from holding or purchasing more than 10% of its own stock, except in certain limited circumstances. Federal law imposes additional restrictions. Therefore, any Bank shareholder who desires to sell his or her Bank stock must generally locate a person willing to purchase the stock. In the past, in the opinion of the Bank's Board of Directors, there has been a limited market for Bank stock, making it difficult for a seller to find a buyer, particularly if the seller owns a large number of shares that would require a substantial purchase price.

       Flexibility. The proposed reorganization will, in the opinion of the Board, better prepare the Bank for responding flexibly and efficiently to future changes in the laws and regulations governing banks and bank-related activities. Opportunities may arise for bank holding companies that are not available to banks. The bank holding company corporate structure may prove valuable in taking advantage of any new opportunities in banking and bank- related fields that are made available by deregulation or otherwise.

       The holding company will not be prohibited by law from purchasing holding company stock, unless such a purchase would make the holding company insolvent. The holding company may therefore become a potential buyer of that stock. Selling shareholders are required to offer their shares first to the holding company under its right of first refusal. The holding company will not be required to purchase stock, however, but may do so in the discretion of its Board of Directors. In certain circumstances, approval by the Federal Reserve Board may be required for the purchase of holding company stock. For more information about the holding company’s ability to purchase stock, see “Comparison of Bank Stock With Holding Company Stock - Market for the Stock.”

       Expansion. The principal means for a bank to seek continued growth, apart from utilizing more fully the business potential within its present market area, is by use of the holding company structure to reach into other geographic markets. After the reorganization, the holding company will be able to, and may, subject to approval of regulatory authorities, create new banks or acquire existing banks anywhere in Wisconsin and neighboring states. The holding company has no present plans to acquire any such banks.

       Diversification as a Bank Holding Company. The proposed bank holding company offers the ability to diversify the business of the Bank by creating or acquiring corporations engaged in bank-related activities. Diversification into bank-related activities is governed by the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve Board promulgated pursuant to that Act. The range of activities in which a holding company may engage through nonbank subsidiaries, subject to approval of the Federal Reserve Board, includes:

  Loan service companies,
  Mortgage companies,
  Independent trust companies,
  Small loan and factoring companies,
  Equipment leasing companies,
  Credit life and disability insurance companies, and
  Certain insurance, advisory, and brokerage operations.

       The holding company may in the future engage directly or through subsidiaries in one or more of those activities. However, the timing and extent of those operations by the holding company will depend on many factors, including competitive and financial conditions existing in the future as well as the then financial condition of the holding company and the Bank.

       Diversification as a Financial Holding Company Under the Gramm-Leach-Bliley Act of 1999, holding companies that qualify may elect to become "financial holding companies." As a result, such holding companies may engage in activities, and acquire companies engaged in activities, that are financial in nature or incidental to such financial activities. Such "financial holding companies" are also permitted to engage in activities that are complementary to financial activities if the Federal Reserve Board determines that the activity does not pose a substantial risk to the safety and soundness of depository institutions or to the financial system in general. In order to qualify as a "financial holding company," a holding company's subsidiary banks must be well-managed, well-capitalized, and have received at least a "satisfactory" Community Reinvestment Act ("CRA") rating at the most recent CRA examination.

       The holding company may in the future elect to become a "financial holding company" and to engage in one or more activities that are "financial in nature" or incidental to such financial activities. However, the timing and extent of those operations by the holding company will depend on many factors, including competitive and financial conditions existing in the future as well as the then financial condition of the holding company and the Bank.

       Capital Requirements. The proposed reorganization will also provide, in the opinion of the Board, greater flexibility in meeting the financing needs of the Bank or other banks or corporations acquired by the holding company. Currently, there is no need for the Bank to obtain additional capital. If the need for additional capital should arise, however, those capital requirements of the Bank could be obtained in the following manner:

  The holding company would borrow the capital.
  The holding company would pay the capital to the Bank as a capital contribution or as a purchase of additional Bank stock.
  The loan to the holding company would be paid with dividends received from the Bank, which would not be taxable to the holding company if it holds at least 80% of the Bank stock.
  The interest expense incurred by the holding company on the loan could be used to offset Bank earnings on a consolidated federal income tax return.

       General. The Board believes that greater overall strength will result to the Bank of Wisconsin Dells through the formation of the holding company. The formation of the holding company is not part of a plan or effort to adversely affect any shareholder, or to unduly benefit any shareholder, director, or officer. Except for those shareholders who exercise dissenters' rights, the proportionate interests of the Bank shareholders in the holding company stock will be identical to their current proportionate interests in the Bank stock.

Summary of The Reorganization

       If the holding company formation is approved by the Bank's shareholders, the holding company, Dells Bancshares, Inc., intends to acquire all of the outstanding stock of the Bank of Wisconsin Dells through a reorganization. To perform the reorganization:

  The holding company will incorporate a new bank, called New Bank of Wisconsin Dells, as a wholly-owned subsidiary of the holding company;
  The new bank will not conduct any banking business or any other business. It will have no employees, no liabilities, no operations, and except for a nominal capital contribution required by law no assets. It will be a “shell” corporation, and will be incorporated for the sole purpose of assisting in the reorganization.
  The new bank will be merged into the Bank.
  The stock of the Bank now held by the shareholders will be converted into the holding company stock at the rate of one share of the holding company stock for each one share of Bank stock that they currently own.

       As a result of the reorganization, the Bank shareholders will become shareholders of the holding company. In addition, by virtue of the merger of the new bank into the Bank, the Bank will become a wholly-owned subsidiary of the holding company.

       Currently, the Bank shareholders own all 315,000 shares outstanding of the Bank's stock. After the reorganization, the holding company will own the Bank, and the former Bank shareholders will own the holding company.

-------------------------           -------------------------------
      Shareholders                            Shareholders
-------------------------           -------------------------------
    315,000 shares (100%)                  315,000 shares (100%)
       of issued and                        of the issued and
    outstanding shares                     outstanding shares
       of Bank stock                    of holding company stock
                                    -------------------------------
                                              Holding Company
                                    -------------------------------

                                         315,000 shares (100%) of
                                               Bank stock
---------------------------         -------------------------------
          Bank                                    Bank
---------------------------         -------------------------------

Changes in Shareholder Rights

        Assuming the holding company formation is approved by the shareholders of the Bank, the primary effect of the reorganization on the rights of Bank shareholders will be that shares of holding company stock will be subject to restrictions on transfer that currently do not apply to Bank of Wisconsin Dells stock. Such restrictions on transfer are known as a “right of first refusal.” There are positive and negative consequences to the shareholders of the holding company as a result of the restrictions on the transfer of holding company stock. For discussion of these restrictions on transfer and the consequences of these restrictions, see “Dells Bancshares, Inc. - Anti-takeover and Indemnification Provisions” and “Comparison of Bank Stock With Holding Company Stock - Market for the Stock.”

Special Meeting of Shareholders

       Section 221.0702 of the Wisconsin Statutes requires that at least a majority of the outstanding stock of a state-chartered bank approve a merger of that bank. Because the reorganization will be conducted as a merger of the new bank and the Bank, that requirement must be fulfilled.

       A vote on the proposed holding company will be taken at the special meeting of shareholders of the Bank, to be held on ________________, 2001, at ____ p.m., at ______________________, Wisconsin Dells, Wisconsin. The close of business on _________________, 2001, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On that date there were outstanding and entitled to vote 315,000 shares of Bank stock.

       Each outstanding share of Bank stock entitles the record holder to one vote on all matters to be acted upon at the meeting. The presence at the meeting in person or by proxy of the holders of a majority of the issued and outstanding shares of Bank stock entitled to vote will constitute a quorum for the transaction of business. The affirmative vote of 157,501 of the issued and outstanding shares of Bank stock is required to approve the holding company. For purposes of counting votes at this special meeting of shareholders, abstentions, (that is, proxies on which the box labeled "Abstain" has been checked), are treated as "no" votes. Also for purposes of counting votes at the special meeting of shareholders, broker non-votes are treated as abstentions and therefore as "no" votes. Abstentions are not treated as "no" votes for purposes of dissenters' rights.

       The Board of Directors of the Bank of Wisconsin Dells unanimously recommends that holders of bank stock vote "for" the transaction. See "Bank of Wisconsin Dells - Recommendations of the Bank's Board of Directors." As
of the date of this prospectus - proxy statement, the directors and executive officers of the Bank owned or controlled, directly or indirectly, approximately 12.61%, of the Bank stock outstanding. See "Bank of Wisconsin Dells - Management." The directors and officers of the Bank have indicated that they will vote to approve the transaction, and are soliciting proxies from Bank shareholders.

       A shareholder may vote his or her shares in person or by proxy. Each shareholder is encouraged to return the enclosed proxy, on blue paper, even if he or she intends to attend the meeting. All properly executed proxies not revoked will be voted at the meeting in accordance with the instructions on the proxy. Proxies containing no instructions will be voted "FOR" approval of the holding company. On any other matters properly brought before the meeting and submitted to a vote, all proxies will be voted in accordance with the judgment of the persons voting the proxies.

       A proxy may be revoked at any time before it is voted, either by written notice filed with the Cashier of the Bank or with the acting secretary of the meeting or by oral notice given by the shareholder to the presiding officer during the meeting. The presence of a shareholder who has filed his or her proxy will not of itself be a revocation. Failure to submit a proxy or to vote at the meeting has the same effect as a negative vote for purposes of approving or disapproving the reorganization.

       Wisconsin law provides appraisal rights to holders of Bank stock who dissent from the merger, if statutory procedures are followed. See "Rights of Dissenting Shareholders of Bank."

Operation of the Bank Following the Reorganization

       The holding company anticipates that, following the reorganization, the business of the Bank of Wisconsin Dells will be conducted substantially unchanged from the manner in which it is now being conducted.

  The Bank's name will not be changed.
  The holding company anticipates that the Bank will be operated under the same management, and no changes in personnel are anticipated as a result of the reorganization.
  After the reorganization, the Bank will continue to be subject to regulation and supervision by regulatory authorities, to the same extent as currently applicable. See "Supervision and Regulation."
  The Bank will continue to prepare an annual report in the same format as in prior years, and the holding company will send to all of its shareholders a consolidated annual report, in a similar format as that used in the Bank’s report.
  The holding company will convene an annual meeting of its shareholders, at a similar time and for similar purposes as the Bank’s annual meeting.

Conditions Required for the Reorganization

       The Agreement and Plan of Reorganization (Exhibit A) provides that the consummation of the reorganization is subject to certain conditions that have not yet been met, including, but not limited to, all of the following:

  No investigation, action, suit or proceeding before any court or any governmental or regulatory authority will have been commenced or threatened seeking to restrain, prevent or change the reorganization or otherwise arising out of or concerning the reorganization.
  The application by the holding company to be a registered bank holding company under the Bank Holding Company Act of 1956, as amended, must have been approved by the Federal Reserve Board.
  As of the date of this prospectus - proxy statement, the application to the Federal Reserve Board has been filed with the Federal Reserve. The Federal Reserve has not yet acted upon this application.
  The Wisconsin Department of Financial Institutions Division of Banking ("DFI") must have granted all required approvals for consummation of the reorganization. As of the date of this prospectus - proxy statement, the application to DFI has been prepared. The Board of Directors intends to file this application with DFI on approximately the same date as this prospectus - proxy statement is sent to the Bank's shareholders.
  The Federal Deposit Insurance Corporation ("FDIC") must have granted all required approvals for consummation of the reorganization. As of the date of this prospectus - proxy statement, the application to FDIC has been prepared. The Board of Directors intends to file this application with FDIC on approximately the same date as this prospectus - proxy statement is sent to the Bank's shareholders.
  The reorganization must have been approved by the holders of a majority of shares of the outstanding Bank stock.
  The holding company and the Bank must have received an opinion from counsel for the holding company and the Bank attached to this prospectus - proxy statement as Exhibit B to the effect that the transaction will be a tax-free reorganization for the organizations and participating Bank shareholders.
  No change will have occurred or be threatened in the business, financial condition or operations of the Bank that, in the judgment of the holding company, is materially adverse;
  No more than ten percent (10%) (31,500 shares or fewer) of the Bank stock will be "dissenting shares" pursuant to the exercise of dissenters' rights.
  The reorganization must be completed by ____________, unless extended by both the Bank and the holding company.

        These conditions are for the sole benefit of the holding company and the Bank, and may be asserted by them or may be waived or extended by them, in whole or in part, at any time or from time to time. Any determination by the holding company and the Bank concerning the events described above will be final and binding.

       It is anticipated that these conditions will be met. Any waiver or extension of conditions not met will be approved only if, in the opinion of the Boards of Directors of the holding company and the Bank, the action would not have a material adverse effect on the benefits intended for holders of the holding company stock under the reorganization. The reorganization may be terminated and abandoned by the mutual consent of the Board of Directors of the holding company and the Board of Directors of the Bank at any time prior to the closing date.

Closing Date

       The closing of the reorganization will take place on a date, the closing date, to be selected by the holding company, at the offices of the Bank, 716 Superior Street, P.O. Box 490, Wisconsin Dells, Wisconsin 53965; provided, however, that the closing date will be a date no later than thirty (30) days after all conditions have been met and all approvals, consents and authorizations for the valid and lawful consummation of the reorganization have been obtained. The Bank will close its transfer records twenty (20) days prior to the closing date for a period through and including the closing date. Until the Bank's transfer records are closed, Bank shareholders may sell or otherwise transfer their Bank stock.

       On the closing date, all of the Bank shareholders' right, title and interest in and to the shares of the Bank stock, without any action on the part of the shareholders, will automatically become and be converted into a right only to receive the holding company stock. Commencing on the closing date, the holding company will issue and deliver the holding company stock to the shareholders as provided in the Agreement and Plan of Reorganization (Exhibit A), which is described in this prospectus - proxy statement.

       The closing date will be no later than ________________, 2001, unless that date is extended by mutual written agreement of the parties.

Resales of Holding Company Stock

       The holding company stock issued in the reorganization has been registered under the Securities Act of 1933, as amended, and may be traded by a shareholder subject to the holding company's right of first refusal and consent. See "Comparison of Bank Stock with Holding Company Stock - Market for the Stock."

       Under the federal securities laws there are certain restrictions on resales of holding company stock received in the reorganization by persons who are deemed to be an "affiliate" of the Bank of Wisconsin Dells. In general, an affiliate for these purposes would include directors and executive officers and any person who, individually or through a group, is deemed to control the Bank. Members of a family may be regarded as members of a group if, by acting in concert, they would have the power to control the Bank. "Control" may be evidenced by ownership of 10% or more of the voting securities of the Bank.

       Certificates for shares of holding company stock received by an affiliate in the reorganization will carry a legend referring to the resale restrictions. Specifically, that legend will state:

The securities evidenced by this certificate may be offered and sold only if registered pursuant to the provisions of the securities act of 1933, as amended, or if an exemption from registration is available.

       The holding company will issue stop-transfer instructions to the holding company transfer agent with respect to such certificates. Neither the Bank nor the holding company will register the shares of holding company stock for resale, and any such registration will be at the expense and instance of any shareholder desiring such registration.

       This prospectus - proxy statement may not be used by an affiliate of the Bank or the holding company for the resale of holding company stock received pursuant to the reorganization.

Tax Considerations

       Corporate Income Tax. After the reorganization, the holding company will own at least 80% of the outstanding stock of the Bank of Wisconsin Dells. This will permit the holding company to file a consolidated federal income tax return with the Bank, with the following results:

  Any interest expense incurred by the holding company as an expense may be deducted against the income of the Bank.
  Any dividend paid to the holding company by the Bank on the shares of the Bank’s capital stock held by the holding company would not be taxable as income to the holding company.
  The ability to file a consolidated federal income tax return may increase the cash flow available to the holding company to meet its obligations.

The State of Wisconsin does not permit consolidated income tax returns.

       The creation of the holding company creates a separate taxpayer under the Internal Revenue Code. The holding company, through its consolidated tax return with the Bank and any other subsidiaries that may be formed or acquired in the future, will be required to pay federal and state income taxes on its net income.

       Immediately after the formation of the holding company, the principal income to the holding company will be dividends from the Bank. Those dividends will not be taxable income to the holding company as long as the holding company holds at least 80% of the outstanding Bank stock. Therefore, until such time as the holding company generates substantial income from sources other than Bank dividends, it is not anticipated that it will incur any significant tax liability.

       As a separate taxpayer, the holding company may incur a separate tax on any liquidation of the holding company or on an acquisition of the holding company's assets by a third party. Therefore, a liquidation of the holding company or a sale of Bank stock by the holding company could generate a double-level tax, a tax on the holding company and a tax on the holding company shareholders. A double-level tax can be avoided, however, if the third party acquires the holding company stock for cash or acquires holding company stock or Bank stock in a tax-free reorganization.

       Individual Income Tax. The holding company has been advised by its counsel, Boardman, Suhr, Curry & Field LLP, Madison, Wisconsin, that as a result of the transaction contemplated by the reorganization, for federal income tax purposes:

  No gain or loss will be recognized to the Bank shareholders on the conversion of their shares of Bank stock into shares of holding company's common stock:
  The income tax basis of the shares of holding company's common stock in the hands of the Bank shareholders will be the same as their basis in the shares of the Bank stock; and
  The holding period of the shares of holding company’s common stock in the hands of the Bank shareholders will include the holding period of the shares of the Bank stock, provided the shares of the Bank stock constituted a capital asset as of the time of the reorganization.

       A copy of that opinion is attached to this prospectus as Exhibit B, which opinion also includes matters pertaining to corporate tax consequences of the reorganization. Counsel is also of the opinion that the same treatment will apply for Wisconsin income tax purposes.

       No tax rulings from the Internal Revenue Service have been obtained, and the opinion of counsel will not be binding on the Internal Revenue Service. Therefore, shareholders may find it advisable to consult their own counsel as to the specific tax consequences to them under the federal tax laws, as well as any consequences under applicable state or local tax laws.

       Shareholders who exercise dissenters' rights and receive cash for their Bank stock should be aware that the transaction will be a taxable transaction for federal and state income tax purposes, and those shareholders are urged to consult their tax advisors to determine the tax consequences to them under the federal tax laws, as well as any consequence under applicable state or local tax laws. The opinion of counsel attached as Exhibit B does not pertain to cash payments received pursuant to the reorganization.

Securities Regulation

       The offer to enter into this reorganization is not being made to nor can it be accepted from or on behalf of holders of Bank stock in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. The holding company is not, and will not be, obligated to acquire any shares of Bank stock, or issue or deliver any shares of its common stock, in any jurisdiction in which the agreement to do so would not be in compliance with the securities laws of such jurisdiction. However, the holding discretion, may take such action as it may deem necessary or desirable to comply with the securities laws of any such jurisdiction.

       This transaction may be registered in certain states, according to the laws of those states. No securities commissioner, securities department, or similar office of any state has approved or disapproved the holding company stock to be issued in the reorganization or has passed upon the accuracy or adequacy of this prospectus - proxy statement. Any representation to the contrary may be a criminal offense.

Expenses of Reorganization

       If the reorganization is consummated, the holding company and the Bank will assume and pay their respective costs and expenses, if any, incurred in connection with the reorganization. If the reorganization is not consummated, all costs and expenses will be paid by the Bank. It is estimated that those costs and expenses will be approximately $35,000.

Rights of Dissenting Stockholders of Bank

       Sections 221.0706 through 221.0718 of the Wisconsin Statutes, the full text of which is attached to this prospectus - proxy statement as Exhibit C, describe the procedure to be followed by any shareholder of the Bank of Wisconsin Dells who wishes to dissent from the reorganization and obtain the value of his or her shares of Bank stock in cash instead of holding company stock pursuant to the reorganization. Shareholders should refer to Exhibit C because the following description does not purport to be a complete summary of those sections.

       In order to exercise such dissenters' rights, a Bank shareholder must:

  deliver to the Bank before the vote is taken written notice of the shareholder’s or beneficial shareholder’s intent to demand payment for his or her shares if the proposed reorganization is effectuated, and refrain from voting his or her shares in favor of the proposed reorganization, and demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters’ notice.

       The written demand must be received by the date stated in the dissenters' notice, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered. That demand must be accompanied by the surrender of the dissenting shareholder's Bank stock certificates, and should be addressed to: Gary L. Gilliland, President, Bank of Wisconsin Dells, 716 Superior Street, P.O. Box 490, Wisconsin Dells, Wisconsin 53965.

       The law does not provide for a dissent with respect to less than all of the shares beneficially owned by a shareholder.

       As soon as the reorganization takes place or upon receipt of a payment demand, whichever is later, the Bank will pay each shareholder or beneficial shareholder who has complied with the demand requirements the amount that the Bank estimates to be the fair value of the dissenter's shares, plus accrued interest. The payment will be accompanied by, among other things, the Bank's latest available financial statements, a statement of the Bank's estimate of the fair value of the shares, and an explanation of how the interest was calculated.

       If the dissenter believes that the amount so paid is less than the fair value of his or her shares or that the interest due is incorrectly calculated, the dissenter may notify the Bank of the dissenter's estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, less any payment received. A dissenter waives his or her right to demand payment unless the dissenter notifies the Bank of his or her demand in writing within 30 days after the Bank makes or offers payment for the dissenter's shares.

       If a demand for payment remains unsettled, the Bank will bring a special proceeding within 60 days after receiving the dissenter's payment demand and petition the court to determine the fair value of the shares and accrued interest. If the Bank does not bring the special proceeding within the 60-day period, it will pay each dissenter whose demand remains unsettled the amount demanded. Fees and costs of the court proceeding will be allocated by the court pursuant to statutory guidelines.

Dells Bancshares, Inc.

History, Business, and Properties

       Dells Bancshares, Inc., the holding company, was incorporated as a Wisconsin business corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes in August, 2001, at the direction of the Board of Directors of the Bank of Wisconsin Dells. The holding company was formed to acquire the Bank stock and to engage in business as a bank holding company under the Bank Holding Company Act of 1956, as amended. A copy of the articles of incorporation and the bylaws of the holding company is attached to this prospectus - proxy statement as Exhibit D.

       The holding company is in the organizational and developmental stage, and has no earnings or history of operation. The holding company has no employees, no current business, and owns no property, except that the holding company will own all of the stock of the new bank immediately prior to the reorganization. It has not issued any stock. It is not a party to any legal proceedings.

       The holding company has no present plans to engage in any activities other than as a holding company for the capital stock of the Bank. The holding company's management, however, believes that the opportunities available to a bank holding company for diversification of its business and raising of capital cause the bank holding company to be a more advantageous form of operation than a bank. The holding company may examine and may pursue opportunities from time to time that arise for expansion of its operations and activities. See "The Reorganization - Reasons for The Reorganization."

Management

       The name, age and position of each of the directors and executive officers of the holding company are as follows:

Name	Age	Position
Orrin K. Anderson	71	President/Director
Gary L. Gilliland	58	Vice President/Director
Larry L. Gehrke	52	Secretary/Treasurer (Chief Financial and Accounting Officer)
B. E. Gussel, Jr.	71	Director
Thomas M. Diehl	56	Director
Tim H. Tofson	49	Director
Jon C. Steinhaus	62	Director
Ben C. Borcher	50	Director

       A description of the business background of each of the directors and named executive officers is provided on pages 14 and 15. Each of the directors and executive officers named has had the same principal occupation or employment for the past five years. Each of the directors and executive officers named has served in the capacity listed above since the incorporation of the holding company in August, 2001. There are three classes of directors, and the classes serve staggered three-year terms. There is no Chairman of the Board. Although the holding company bylaws provide generally that no person may be elected a director after he or she turns seventy years old, the bylaws specifically allow two current Bank directors that are over seventy years old to serve as initial directors of the holding company for a three-year term - Orrin Anderson and B.E. Gussel. The term of office for each of the executive officers named above is one year.

       There are no family relationship among any of the directors or executive officers of the holding company.

Principal Shareholders

       After the reorganization, the persons beneficially owning 5% or more of holding company common stock will be the same persons who currently own 5% or more of the Bank stock. See "Bank of Wisconsin Dells - Principal Shareholders."

Description of Holding Company’s Common Stock

       The holding company's authorized capital stock consists of 315,000 shares, all of one class, designated as common stock, none of which shares, as of the date hereof, is issued or outstanding. The maximum number of shares of the holding company's common stock which will be issued to the holders of Bank stock, upon the terms and subject to the conditions of the reorganization, is 315,000 shares.

       For more information about the holding company's common stock, see "Comparison of Bank Stock With Holding Company Stock."

Executive Compensation

       Since its incorporation, the holding company has not paid any remuneration to any of its directors or executive officers. No changes in remuneration to any of its directors or officers are planned. To date the holding company has not established standards or other arrangements by which its directors are compensated for services as directors, including any additional amounts payable for committee participation or special assignments, and no such arrangements are currently contemplated. No profit-sharing plan or any other benefit plan exists or is contemplated for the holding company.

Transactions with Related Parties

       The holding company has not engaged in any transactions or entered into any contracts with any of its directors or executive officers. No such transactions or contracts are anticipated at this time by the holding company.

Anti-takeover and Indemnification Provisions

       Anti-takeover Provisions. If a holding company shareholder wishes to transfer any of his or her stock, the holding company's articles of incorporation give the holding company a right of first refusal with respect to that stock. These provisions are explained below. Transactions between a shareholder and his or her spouse or children, including stepchildren, or any lineal descendants of such individuals, or parents, siblings and their spouses and children, or between a shareholder and a trust or similar entity whose sole beneficiaries are any of the individuals listed above, are not subject to these limitations on transfer, although the stock so transferred remains subject to the right of first refusal.

       Right of First Refusal. The holding company has a right of first refusal to purchase shares of its stock at a price and on the terms and conditions offered to a shareholder by a prospective purchaser. The articles of incorporate and bylaws of the Bank of Wisconsin Dells do not contain similar provisions. In the opinion of the Board of Directors of the Bank, one of the purposes of forming a holding company for the Bank of Wisconsin Dells is to help the Bank to continue under local control. The Board believes that a right of first refusal provides the holding company with a mechanism for helping assure local control of the Bank.

       A right of first refusal is typically considered to be an anti-takeover measure. The right of first refusal may limit a shareholder's ability to sell shares to purchasers other than the holding company. In addition, the right of first refusal may reduce the likelihood of another buyer obtaining control of the holding company through the acquisition of large blocks of holding company stock. For this reason, under certain circumstances, the effect of a right of first refusal may be to entrench the current management. However, the restrictions on transfer do not affect the ability of the holding company shareholders to elect new holding company directors on an annual basis by a simple majority vote.

       Although the Board of Directors and its advisors are aware of many other Wisconsin bank holding companies whose stock is similarly restricted by a right of first refusal, the Board of Directors believes that these restrictions on transfer generally are not customary for a bank holding company. The Board urges shareholders to read "Comparison of Bank Stock With Holding Company Stock - Market for the Stock" for a discussion of the restrictions on transfer and the risks of such restrictions.

       Indemnification Provisions. As provided in Sections 180.0850 through 180.0859 of the Wisconsin Statutes, the bylaws of the holding company require that the holding company indemnify a director or officer from all reasonable expenses and liabilities asserted against, incurred by, or imposed on that person in any proceeding to which he or she is made or threatened to be made a party by reason of being or having been an officer or director of the holding company. Indemnification will not be made if the person breached a duty to the holding company in one of the following ways: (a) a wilful failure to deal fairly with the holding company in a matter in which the director or officer has a material conflict of interest; (b) a violation of criminal law, unless the person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the person derived improper personal profit; or (d) wilful misconduct. The right to indemnification includes, in some circumstances, the right to receive reimbursement of costs and expenses in such a proceeding as they are incurred.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be available to directors, officers, and controlling persons of the holding company pursuant to the foregoing provisions of its bylaws, or otherwise, the holding company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act.

       The holding company may purchase insurance against liabilities asserted against its directors, officers, employees, or agents whether or not it has the power to indemnify them against such liabilities under the provisions of its bylaws or pursuant to applicable law. Indemnification insurance for directors, officers, employees, and agents of the holding company has not been purchased either by such persons or by the holding company.

Bank of Wisconsin Dells

History, Business, and Properties

       The Bank of Wisconsin Dells was chartered by the Wisconsin Commissioner of Banking in 1910. The Bank offers comprehensive banking services to the residential, commercial, industrial, and agricultural areas that it serves. Services include agricultural, commercial, real estate and personal loans; checking, savings, and time deposits; and other customer services, such as safe deposit facilities. The Bank also offers alternative investments and individual retirement accounts. The Bank's loan portfolio, as of April 30, 2001 consisted of approximately 7.5% consumer loans, 21.6% commercial loans, .2% agricultural loans, and 70.6% real estate loans.

       The general banking business in the State of Wisconsin is characterized by a high degree of competition. The principal methods of competition among commercial banks are price (including interest rates paid on deposits, interest rates charged on borrowings, and fees charged) and service (including convenience and quality of service rendered to customers). In addition to competition among commercial banks, banks face significant competition from non-banking financial institutions, including savings and loan associations, credit unions, small loan companies, and insurance companies.

       There are two other commercial banks located in Wisconsin Dells. The Bank's competition comes from these institutions and others located near Wisconsin Dells. Insurance companies, mortgage bankers, and brokerage firms provide additional competition for certain banking services. The Bank also competes for interest-bearing funds with issuers of commercial paper and other securities, including the United States Government.

       There are no pending or threatened legal proceedings known to the Bank that, in the opinion of the directors and officers of the Bank, may be materially adverse to the Bank's financial condition, business, or operations. There are no material pending or threatened legal proceedings known to the Bank in which any director, executive officer, or affiliate of the Bank (or any associate of any of them) has a material interest that is adverse to the Bank.

       The Bank's office is located at 716 Superior Street, Wisconsin Dells, Wisconsin 53965, in a facility owned by the Bank. The Bank currently has 2 branch offices. On April 30, 2001 the Bank's staff included 20 officers, 40 full-time employees and 16 part-time employees. There are a total of 386 shareholders of the Bank.

Management

       The name, age and position of each of the directors and executive officers of the Bank of Wisconsin Dells are as follows:

Name	Age	Position
Orrin K. Anderson	71	CEO/Director (Chairman of the Board)
Gary L. Gilliland	58	President/COO/Director
Jon B. Bernander	45	Sr. Vice President/Sr. Loan Officer
Robert L. Nygaard	56	Sr. Vice President/CFO and Chief Accounting Officer
B. E. Gussel, Jr.	71	Director
Thomas M. Diehl	56	Director
Tim H. Tofson	49	Director
Jon C. Steinhaus	62	Director
Ben C. Borcher	50	Director

       There are three classes of directors, and the classes serve staggered three-year terms. One class of directors is elected at the annual meeting of the shareholders of the Bank. All executive officers are appointed to their respective positions for a one-year period by the Board of Directors at the annual meeting of the Bank.

Business Background of Directors and Executive Officers

       B. E. Gussel, Jr. (Director). Mr. Gussel has been a director since 1977. He is the CEO and a major stockholder of the following: Holiday Wholesale, Inc., Wisconsin Dells, a large central Wisconsin distributor of candy, tobacco, paper and food products', Vacationland Vendors, Wisconsin Dells, vending candy, tobacco, hot drinks and sandwiches in many locations in Central Wisconsin: and Travel Mart Corporation, Wisconsin Dells, which includes several gas stations/convenience stores/pharmacies in the Wisconsin Dells/Lake Delton area. Active In the community, he is a member of the "Wo-Zha-Wa" Committee (Wisconsin Dells Festival) and Wisconsin Dells Historical Society. He was chairman of the HH Bennett State Historical Site Committee, Wisconsin Dells, and has been a director of the Wisconsin Dells Visitor & Convention Bureau in the past.

       Thomas M. Diehl (Director). Mr. Diehl has been a director since 1991. He is a graduate of Cornell University, Ithaca, New York, BS, MBA. He is the President/General Manager/Co-owner of Tommy Bartlett, Inc., a major tourist attraction in Wisconsin Dells. He is also part-owner of 3 Houlihan’s Restaurants, and of the Copa Cabana Resort in Wisconsin Dells. Active in the community, he was a member of the HH Bennett State Historical Site Committee, Wisconsin Dells. Active in the state, he is a founder of Association of Wisconsin Tourism Attractions, a trade association for the state. Currently or previously, he has also served on various Wisconsin associations. Governor’s Task Forces, and the local Village of Lake Delton Board.

       Tim H. Tofson (Director). Mr. Tofson has been a director since 1995. He is a graduate of University of Wisconsin- Madison, BBA. He is the owner/president of Tofson Insurance Agency, an Independent Insurance Agency in Wisconsin Dells. His professional affiliations include IIAA-Independent Insurance Agents of America, IIAW-Independent Insurance
Agents of Wisconsin, Wisconsin Agents Advisory Council. He also is active in the community, having been a member of the HH Bennett State Historical Site Committee, Wisconsin Dells, and is a retired member of the Kilbourn Vol. Fire Department.

       Jon C. Steinhaus (Director). Mr. Steinhaus has been a director since 1995. He is the retired General Manager of the Adams-Columbia Electric Cooperative. He has been a consultant to both the Wisconsin Federation of Cooperatives and Wisconsin Rural Electric Cooperative, is a past member of the Wisconsin Public Service Commission Advisory Committee on the Electric Utility Restructuring of Wisconsin and the National Rural Electric Cooperative Association (NRECA) Advisory Task Force on Competitiveness Committee, and Is past President of the Adams County Rural & Industrial Development Commission.

       Ben C. Borcher (Director). Mr. Borcher has been a director since 2001. He is a graduate of University of Wisconsin-Eau Claire, BBA. He is a co-owner of Bridgeview Corp, Wisconsin Dells, and owner/manager of various other Wisconsin Dells tourist attractions and retail establishments. Active in the community, he has previously served as a director of the Wisconsin Dells Visitor & Convention Bureau, holding various positions, is a past member of the Wisconsin Dells City Council, and is currently Mayor of Wisconsin Dells.

       Orrin K. Anderson (CEO, Director). Mr. Anderson is a graduate of University of Wisconsin, BBA, MBA. He was Cashier and Director of Bank of Galesville, Wisconsin, from 1957 to 1967. He joined Bank of Wisconsin Dells in 1967, as President and Director. In 1995 he became Chairman of the Board/CEO, positions that he holds to this date. He is very active in the community and in the past has been a member of the Wisconsin Dells School Board, past Vice President & board member of Dells Area Building Co., past Commander of the American Legion Post 187, and past board member of the Executive Committee of Wisconsin Bankers Association. He currently serves as a Columbia County Board member, and is currently a board member & past president of Dells Housing, Inc.

       Gary L. Gilliland (President, Director). Mr. Gilliland is a graduate of Monmouth College, Monmouth, IL, BA in Economics and Business Administration. He served as Vice-President of National Bank of Monmouth. IL from 1969 to 1983. President/COO of Sac City State Bank, Sac City, Iowa from 1983 to 1989, and President/CEO and Director of State Bank-Lodi, Lodi, Wisconsin from 1989 to 1991. In 1991, he joined Bank of Wisconsin Dells as Executive Vice-President/COO, became a Director in 1993, and was elected President/COO in 1995, the position he currently holds. Mr. Gilliland is very active in the community. He currently is alternate director of business division in the Wisconsin Dells Visitor & Convention Bureau, member and past president of Wisconsin Dells Rotary Club, and a board member of St. Clare Hospital & Health Services Foundation, Baraboo, Wisconsin. He has served on the City of Wisconsin Dells 2000 Commission and Industrial Development Committee. He has also been active in Wisconsin banking associations, having served on Wisconsin Bankers Association committees and is currently Past Chairman of the Board of Community Bankers of Wisconsin.

Executive Compensation

       The following table outlines the aggregate annual compensation for the Bank's President for services rendered in his capacity as President of the Bank for the last three completed fiscal years. No other individual had a total salary and bonus in excess of $100,000 annually during the last three fiscal years. For purposes of this table, "salary" includes salary only, and the amounts listed for 2001 are projected totals.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other ($)
Gary L. Gilliland, President	2001	$113,292.44	$18,000.00	$20,642.54
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other ($)
Gary L. Gilliland, President	2000	$110,553.90	$18,000.00	$19,443.57
Gary L. Gilliland, President	1999	$107,400.22	$17,750.00	$18,261.21
Gary L. Gilliland, President	1998	$104,404.78	$17,250.00	$17,936.63

*Other includes health, dental, life, AD&D, and LTD insurance premiums paid by the Bank and the Bank's contribution to Mr. Gilliland's deferred compensation plan. At Mr. Gilliland's retirement, the Bank does not anticipate paying any salary continuation. His payments from the deferred compensation plan will have been fully funded while he was employed.

Director Compensation

       Directors receive an annual fee of $1,200, plus $175 for each meeting attended. In the past three years, the average compensation received per director was $4,585.

Board Review of Management Compensation

       The entire Board of Directors reviews and determines the compensation for the officers of the Bank.

Principal Shareholders

       The following table sets forth certain information regarding the beneficial ownership of the Bank's common stock as of the date of this prospectus-proxy statement, by:

  each person who is known to the Bank to own beneficially more than five percent (5%) of the Bank's outstanding stock;
  each of the Bank's Directors;
  each of the Bank's executive officers; and
  all directors and executive officers of the Bank as a group.

"Beneficial Ownership" is defined below.

Name(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Orrin K. Anderson	18,700	5.94%
Gary L. Gilliland	800.25%
Jon B. Bernander	55.02%
Robert L. Nygaard	400.13%
B. E. Gussel, Jr.	2,000.63%
Thomas M. Diehl (2)	13,500	4.29%
Tim H. Tofson	2,176.69%
Jon C. Steinhaus	500.16%
Ben C. Borcher	1,584.50%

Directors and Officers as a Group	39,715	12.61%

Robert Dougherty Revocable Living Trust (3)	22,926	7.28%

(1) The address of all officers and directors is 716 Superior Street, Wisconsin Dells, WI 53965.
(2) Mr. Diehl is the listed owner of 5,000 shares, and serves as trustee of the Tommy Bartlett Inc. Retirement Trust, which is the listed owner of 8,500 shares.
(3) Robert Dougherty Revocable Living Trust, First Wisconsin Trust Co., Trustee, P.O. Box 2054, Milwaukee, WI 53201.

       "Beneficial ownership" is determined in accordance with Securities and Exchange Commission Rule 13d-3, which generally provides that an individual is considered to beneficially own any stock held by his or her spouse, children or relatives who share the same home as the individual, and stock over which the individual exercises voting or investment control for example, as trustee of a trust or as president of a corporation.

Description of the Stock of the Bank

       As of the date of this prospectus - proxy statement, the Bank is authorized to issue 315,000 shares of common stock, all of one class, of which 315,000 shares are issued and outstanding. The Bank has approximately 386 shareholders of record. For further information about the stock, see "Comparison of Bank Stock With Holding Company Stock."

Transactions with Related Parties

       The Bank has had in the ordinary course of business, and will continue to have in the future, banking transactions such as personal and business loans with its directors, officers, and/or the owners of more than ten percent of the Bank and holding company stock. Such loans are now and will continue to be on the same terms, including collateral and interest rate, as those prevailing at the same time for comparable transactions with others of similar credit standing and do not and will not in the future involve more than normal risks of collectibility or present other unfavorable features.

       At no time during 1998, 1999, 2000 and 2001 did or has the maximum aggregate direct and indirect extensions of credit to any director, executive officer or 10% shareholder, and to his or her respective related interest, exceeded fifteen percent (15%) of the Bank's capital. From time to time, the Bank has entered into nonbanking business transactions with entities with which some of its directors are affiliated. Those transactions have been at arm's length and have been at competitive prices.

Indemnification of Directors and Officers

       Wisconsin law governing indemnification of the Bank's directors, officers, and employees is substantially similar to the law governing indemnification of the holding company's directors, officers, and employees. Expenses of an officer or director in such a proceeding may be advanced based upon her or his agreement to repay such expenses if it is determined that he or she is not entitled to indemnification. If the officer or director is successful on the merits his expenses will be paid; otherwise indemnification can only be made upon a showing that he or she met the applicable standard of conduct as determined by a court, a quorum of disinterested directors, by independent legal counsel, or by the shareholders. For a brief discussion of that law, see "Dells Bancshares, Inc. - Anti-takeover and Indemnification Provisions."

       The Bank has purchased insurance insuring the Bank, its directors and officers, against liabilities asserted against its directors and officers subject to certain conditions and limitations.

Shares of the Stock Owned or Controlled by Management

       As of the date of this prospectus-proxy statement, the executive officers and directors of the Bank own or control, directly or indirectly, approximately 12.61% of the total Bank stock outstanding.

       The holding company has no knowledge or information as to the existence of any contract, arrangement, or understanding among the above-named persons with respect to the shares of the Bank stock. To the knowledge of the holding company no person above named has any material interest in the transaction proposed by the reorganization, direct or indirect, other than in their status as shareholders.

Recommendation of the Bank’s Board of Directors

       The Board of Directors of the Bank of Wisconsin Dells recommends that all shareholders vote to approve the reorganization. The decision of the Board of Directors of the Bank to recommend the reorganization to the shareholders is based on their belief that the Bank's affiliation with the holding company is in the best interest of the Bank and its shareholders.

       Such belief is based on a number of factors, including recent and historical transactions in the Bank's capital stock, the Board of Directors' knowledge of the business, operations, properties, assets, earnings and prospects of the Bank, and the advantages provided by a holding company corporate organizational structure. The advantages provided by the holding company structure are as follows:

  The holding company can purchase its own stock from shareholders. Therefore, it can provide a potential market for the stock of the holding company. State banks are severely restricted in their ability to purchase their own stock from shareholders. This is the single most important advantage to a bank holding company.
  The holding company will be able to respond efficiently to changes in the law governing banks and financial activities.
  The holding company will enable the Bank to continue under local ownership and control.
  Although the Board of Directors has no intention of acquiring other banks at this time, the holding company will be able to more easily acquire other banks and operate them as branches of Bank of Wisconsin Dells or as separate banks in areas not now served by Bank of Wisconsin Dells.
  The holding company will be able to meet future Bank capital needs by having the holding company take out loans which are repaid by nontaxable Bank dividends.
  For the reasons listed above, creating a holding company for the Bank of Wisconsin Dells will allow the Bank to compete more effectively with other banks that are held by bank holding companies.

       The Board of Directors of the Bank did not attach a relative weight to the factors it considered in reaching its decision, but considering all factors made the determination to recommend the reorganization to the shareholders. See "The Reorganization - Reasons for The Reorganization" for a thorough discussion of the factors that the Board relied upon in making its recommendations.

Financial Statements

       Financial statements prepared in conformity with generally accepted accounting principles and dated December 31, 2000 and June 30, 2001, accompany this prospectus - proxy statement.

Comparison of Bank Stock
With Holding Company Stock

Authorized Shares

        The Bank is authorized to issue 315,000 shares of capital stock, all of one class, designated as common stock, of which 315,000 shares are issued and outstanding. The holding company is authorized to issue 315,000 shares of capital stock, all of one class, designated as common stock. No holding company stock has been issued. Either the Bank or the holding company could increase the amount of authorized stock at any time by an amendment to its articles of incorporation approved by its shareholders.

        The holding company will issue 315,000 shares in the reorganization.

Voting Rights

       Each share of Bank stock has one vote on all matters presented to the shareholders of the Bank. Each act by the shareholders of the Bank requires a majority vote, except as otherwise provided in the articles of incorporation, bylaws or by law. The Bank bylaws require a two-thirds majority in order to amend either the articles of incorporation or the bylaws. Similarly, each share of the holding company stock has one vote on all matters presented to the shareholders of the holding company. Each act by the shareholders of the holding company requires a majority vote, except as otherwise provided by the articles of incorporation or law. The holding company articles require a 75% affirmative vote in order to amend, alter, or repeal the provisions of the holding company's articles of incorporation relating to the holding company's right of first refusal. The holding company bylaws require a two-thirds majority in order to amend either the articles of incorporation or the bylaws.

       There are many similarities in the voting requirements imposed by the Wisconsin banking laws as compared to the Wisconsin general corporate laws. For example, under both the Wisconsin Banking Law and the Wisconsin Business Corporation Law, a vote of the majority of the outstanding stock can amend the articles of incorporation, except as otherwise provided by the holding company's or Bank's articles of incorporation.

       Under the Bank's bylaws, there are three classes of directors, and the classes serve staggered three-year terms. Currently, the shareholders of the Bank elect one class of directors at the Bank's annual meeting of shareholders held on the fourth Thursday of January of each year. Bank shareholders exercise direct control over the Bank's affairs by election of the Bank's directors and by the right to vote on other Bank matters from time to time. Bank directors may be removed by the affirmative vote of a majority of the outstanding shares entitled to vote for the election of such director, taken at a special meeting called for that purpose.

       If the proposed reorganization is consummated, the shareholders who receive holding company stock will elect the holding company Board of Directors. The Board of Directors of the holding company will initially consist of seven members. There are three classes of directors, and the classes serve staggered three-year terms. One class of directors is elected at the annual meeting of the shareholders of the holding company held on the fourth Thursday of January of each year. Although the holding company bylaws provide generally that no person may be elected a director after he or she turns seventy years old, the bylaws specifically allow two current Bank directors that are over seventy years old to serve as initial directors of the holding company for a three year term -- Orrin Anderson and B. E. Gussel.

       The officers of the holding company will be elected annually by the holding company Board of Directors. The officers of the holding company will vote the shares of Bank stock held by the holding company, and therefore will elect the Bank's Board of Directors, acting pursuant to the instructions of the Board of Directors of the holding company.

       There is no requirement that the Boards of the Bank and of the holding company be identical. Shareholders of the holding company will exercise direct control over the holding company by election of the holding company directors and by other voting rights, and therefore will exercise indirect control over the Bank. The direct control of the
Bank stock will be exercised by the holding company Board of Directors, who are obligated to act in the best interests of the holding company shareholders.

Dividends

       Recent dividends have been as follows:

Year Paid	Dividend Per Share
1996	$2.85
1997	$3.25
1998	$3.75
1999	$4.50
2000	$5.00

       It is the intention of the Board of Directors of the holding company to pay cash dividends on its common stock at least annually. Substantially all of the holding company's assets will consist of its investment in the Bank, and immediately after the reorganization the availability of funds for dividends to be paid by the holding company will depend primarily upon the receipt of dividends from the Bank. Dividends of the holding company will also be dependent on future earnings, the financial condition of the holding company and its subsidiaries, and other factors.

       Whether the dividends, if any, paid by the holding company in the future will be equal to, less than, or more than the dividends paid by the Bank in the past cannot be predicted. However, it is unlikely that dividends paid by the holding company in the initial few years of operation would be significantly larger than the dividends paid by the Bank in prior years. If the holding company incurs indebtedness, such as a loan to purchase holding company stock, Bank dividends received by the holding company will be applied toward that indebtedness, at least in part, rather than be paid to holding company shareholders as dividends from the holding company.

       Under the Wisconsin Banking Law, the Board of Directors of a Bank may declare and pay a dividend from its undivided profits in an amount they consider expedient. The Board of Directors will provide for the payment of all expenses, losses, required reserves, taxes, and interest accrued or due from the Bank before the declaration of dividends from undivided profits. If dividends declared and paid in either of the two immediately preceding years exceeded net income for either of those two years respectively, the Bank may not declare or pay any dividend in the current year that exceeds year-to-date net income except with the written consent of the Department of Financial Institutions Division of Banking.

       A Bank's dividends may not in any way impair or diminish the capital of the Bank other than by reducing undivided profits. If a dividend is paid that does not comply with this limitation, every shareholder receiving the dividend is liable to restore the full amount of the dividend unless the capital is subsequently made good. If the Board of Directors of a Bank pays dividends when the Bank is insolvent or in danger of insolvency, or not having reason to believe that there were sufficient undivided profits to pay the dividends, the members of the Board of Directors are jointly and severally liable to the creditors of the Bank at the time of declaring dividends in an amount equal to twice the amount of the dividends.

       Federal regulators have authority to prohibit a Bank from engaging in any action deemed by them to constitute an unsafe or unsound practice, including the payment of dividends. In addition to the foregoing, Wisconsin business corporations such as the holding company are prohibited by Wisconsin law from paying dividends while they are insolvent or if the payment of dividends would render them unable to pay debts as they come due in the usual course of business.

Market for the Stock

       In General: As of the date of this prospectus - proxy statement, the Bank had 386 shareholders of record. No established public trading market exists for the Bank stock. The stock is infrequently traded, and the current market for the stock is limited. The Bank is prohibited by law from holding or purchasing more than 10% of its own shares except in limited circumstances.

       Similarly, there will be no established public trading market for holding company stock. Unlike the Bank, however, the holding company will generally be able to purchase its own shares. In some circumstances, a bank holding company may not purchase its own shares without giving prior notice to the Federal Reserve Board. Specifically, if the holding company desires to purchase as much as 10% in value of its own stock in any 12-month period, it may be required in some instances to obtain approval for so doing from the Federal Reserve Board. Otherwise, the holding company is restricted by sound business judgment, its prior commitments, and the consolidated financial condition of the holding company and its subsidiaries. In no event may a Wisconsin corporation purchase its own shares when the corporation is insolvent or when such a purchase would make it insolvent.

       Although the holding company may generally, in the Board's discretion, purchase shares of its stock, it is not obligated to do so.

       Anti-takeover Provisions. If a holding company shareholder wishes to transfer any of his or her shares of holding company stock, then pursuant to Article 5(b) of the holding company's articles of incorporation, the holding company has a right of first refusal with respect to those shares. These rights do not apply to a transfer between a shareholder and:

  His or her spouse; or any lineal descendant;
  Children, including stepchildren, any lineal descendant;
  Parents
  Siblings and their spouses and children;
  Trust or similar entity whose sole beneficiaries are any of the above-listed individuals.

       However, if a shareholder does transfer stock to a spouse or child, the recipient of the stock will be bound by all of the transfer restrictions contained in Article 5(b).

       Shareholders should refer to Article 5(b) of the holding company's articles of incorporation, attached as Exhibit D. The following description does not purport to be a comprehensive statement of the terms of the holding company's right of first refusal.

        Right of First Refusal. If a shareholder wishes to sell any shares of stock to a person or entity other those listed above without first obtaining the written consent of the holding company, the holding company will have a right to redeem the shares at the price and on the terms and conditions offered by the prospective purchaser. The holding company is not obligated to make any purchases of the holding company stock, but may do so at the discretion of its Board of Directors.

        The right of first refusal operates as follows:

  The shareholder that wants to sell his or her shares must give the holding company written notice of his or her intent to do so, stating:

       *        The identity of the proposed purchaser of the shares,

       *        The number of shares the shareholder proposes to sell,

       *        The proposed consideration for the shares, and

       *        The other terms and conditions of the proposed sale of the shares.

  The shareholder must give the holding company a copy of the written offer.
  The holding company has a right of first refusal to acquire all, but not less than all, of the shares to be sold for the consideration and on the other terms and conditions offered by the proposed purchaser. These terms and conditions must be contained in the written notice given to the holding company by the shareholder.
  The holding company must exercise its right to acquire the shares to be disposed of by giving written notice to the shareholder within seven (7) days following receipt of the written notice from the shareholder.
  If the holding company does not exercise its acquisition rights within that time period, the shareholder will be free for forty-five (45) days to sell all of the shares to be disposed of to the purchaser identified in the written notice to the holding company, at the same consideration and on the same terms and conditions contained in the notice.
  As a condition precedent to the effectiveness of any transfer of holding company shares, the transferee must agree in writing to be bound by all of the terms and conditions of the holding company’s right of first refusal.

       Each certificate representing shares of holding company stock will bear a legend in substantially the following form:

"The shares represented by this certificate and any sale, transfer, or other disposition thereof are restricted under and subject to the terms and conditions contained in Article 5 of the Corporation’s Articles of Incorporation, a copy of which is on file at the offices of the Corporation.”

       The provisions of the holding company's articles of incorporation relating to this right of first refusal may not be amended, altered or repealed except by the affirmative vote of the holders of at least 75% of the shares of holding company stock.

       Potential Anti-takeover and Other Effects. The holding company's right of first refusal may reduce the ability of third parties to obtain control of the holding company. In particular, the holding company's right to match the price offered by a prospective buyer might make acquisitions of large blocks of holding company stock by other buyers more difficult. These rights might also discourage mergers, tender offers, proxy contests, or other attempts to gain control of the holding company through the acquisition of voting stock, in which case holding company shareholders may have received higher prices for their shares of holding company stock. Shareholders who might support the takeover of the holding company in a given situation could only amend, alter or repeal the right of first refusal provision by obtaining an affirmative vote of 75% of the issued and outstanding shares. Because of these effects, these provisions may limit shareholder participation in transactions such as tender offers.

        Whether the right of first refusal serves as an advantage to management or to shareholders depends on the particular circumstances. In a hostile tender offer, for example, members of management and shareholders who support the present ownership may benefit from the provision, while shareholders that want to participate in the tender offer might be disadvantaged.

       These restrictions on transfer may also limit the holding company's ability to sell it stock in the future

For the reasons discussed above, a right of first refusal is typically considered to be an anti-takeover measure. Although the Boards of Directors of the holding company and the Bank and their advisors are aware of many other Wisconsin bank holding companies whose stock is similarly restricted by a right of first refusal, the Board believes that these limitations on transfer generally are not customary for a bank holding company.

       Reasons for the Right of First Refusal. The Boards of Directors of the holding company and the Bank believe that giving the holding company a right of first refusal is in the best interests of the holding company and its shareholders and the Bank. One of the purposes of forming a holding company for the Bank is to enable the Bank to continue under local control. The proposed rights effectuate this purpose by providing a mechanism for helping to assure local control of the holding company and the Bank.

       The proposal is not the result of Bank management's knowledge of any specific effort to obtain control of the Bank by means of a merger, tender offer, solicitation in opposition to management or otherwise. Nevertheless, the Boards of Directors are concerned that, without these provisions, local control of the Bank may not be achieved over the long term.

Value

       As of June 30, 2001, the per share book value of the Bank stock, according to Bank's internal records, was $64.02.

       To the best knowledge of the Bank, there have been 207 different transfers of Bank stock, involving a total of 134,586 shares of Bank stock, between January, 1998 and the date of this prospectus - proxy statement.

       The following is a listing of sales of Bank stock known to the Bank since January 1, 1998. All sales were conducted between non-family members. The remaining transfers of Bank stock did not involve the sale of stock.

DATE	SHARES	PRICE PER SHARE
07/13/98	260	$65.00
08/31/98	530	$62.50
08/31/98	100	$62.50
07/26/99	35	$83.50
07/26/99	35	$83.50
11/12/99	30	$85.00
11/12/99	30	$85.00
11/12/99	30	$85.00
01/14/00	125	$87.50
01/14/00	125	$87.50

DATE	SHARES	PRICE PER SHARE
01/14/00	125	$87.50
01/14/00	125	$87.50
01/14/00	125	$87.50
01/14/00	125	$87.50
01/14/00	125	$87.50
01/14/00	125	$87.50
03/02/00	23	$88.00
05/12/00	36,609 estate sale to various buyers	$97.00
03/26/01	100	$93.00
03/26/01	50	$93.00
03/26/01	50	$93.00
03/26/01	100	$93.00
03/26/01	100	$93.00
03/26/01	1,000	$93.00
03/26/01	300	$93.00
03/26/01	200	$93.00
03/26/01	500	$93.00
06/25/01	75	$97.00
09/22/01	810	$93.00

       At least initially, the value of one share of holding company stock will be approximately equal to the value of one share of Bank stock because each shareholder will receive one share of holding company stock for each share of Bank stock. There is no assurance, however, that those values will remain equivalent, particularly if the holding company should acquire another Bank or establish a non-banking subsidiary to conduct a banking-related business. Bank stock will not reflect the value of any other holding company subsidiaries that may be established in the future.

Other

        Liquidation Rights. The shareholders of the Bank and the holding company are entitled to share pro rata in the net assets of the organization, after payment of all liabilities, if the organization is ever liquidated.

       Preemptive Rights. Shareholders of the Bank do not have preemptive rights to acquire additional shares of the organization that may be issued in the future. Shareholders of the holding company likewise will not have preemptive rights.

       Conversion Rights. Neither the Bank stock nor the holding company stock is convertible into any other security.

       Call. Neither the Bank stock nor the holding company stock is subject to any call or redemption rights on the part of the organization.

       Assessability. All of the Bank and holding company stock issued or to be issued is or will be fully paid and nonassessable, except as provided by law. The Wisconsin Business Corporation Law imposes a statutory liability on shareholders of every corporation up to an amount equal to the par value of their shares, and to the consideration for which their shares without par value were issued, for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case.

Supervision and Regulation

General

       Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of the holding company and the Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities including, but not limited to, the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Wisconsin Department of Financial Institutions Division of Banking, federal and state taxing authorities, and the Securities and Exchange Commission. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

       Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the holding company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance funds and the depositors, rather than the shareholders, of the Bank.

        The following references to material statutes and regulations affecting the holding company and the Bank are brief summaries thereof and do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations. Any change in applicable law or regulations may have a material effect on the business of the holding company and the Bank.

Banking Regulation

       The holding company, if the reorganization is successful, will be a bank holding company subject to the supervision of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. In accordance with Federal Reserve Board policy, the holding company will be expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where the holding company might not do so absent such policy. As a bank holding company, the holding company will be required to file with the Board of Governors annual reports and such additional information as the Board of Governors may require pursuant to the Bank Holding Company Act. The Board of Governors may make examinations of the holding company and its subsidiary. Because the bank is chartered under Wisconsin law, the holding company will also be subject to the examination, supervision, reporting and enforcement requirements of the Wisconsin Department of Financial Institutions Division of Banking.

       The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Board of Governors before it may acquire direct or indirect ownership of more than five percent (5%) of the voting securities or substantially all of the assets of any bank. The Bank Holding Company Act limits the activities by bank holding companies to managing, controlling, and servicing their subsidiary banks and to engaging in certain non-banking activities which have been determined by the Board of Governors to be closely related to banking. Similarly, the Bank Holding Company Act, with specified exceptions relating to permissible non-banking activities, forbids holding companies from acquiring voting control (generally, 25% or more of the voting power) of any company which is not a bank. Some of the activities that the Board of Governors has determined by regulation to be closely related to banking are making or servicing loans, leasing real and personal property where the lease serves as the functional equivalent of an extension of credit, making investments in corporations or projects designed primarily to promote community welfare, acting as an investment or financial advisor, providing data processing services, and acting as an insurance agent or broker, as those activities are defined and limited by the regulation.

       Under the recent Gramm-Leach-Bliley Act of 1999, holding companies that qualify may elect to become "financial holding companies." As a result, such holding companies may engage in activities, and acquire companies engaged in activities, that are financial in nature or incidential to such financial activities. Such "financial holding companies" are also permitted to engage in activities that are complementary to financial activities if the Federal Reserve Board determines that the activity does not pose a substantial risk to the safety and soundness of depository institutions or to the financial system in general. In order to qualify as a "financial holding company," a holding company's subsidiary banks must be well managed, well capitalized, and have received at least a "satisfactory" Community Reinvestment Act ("CRA") rating at the most recent CRA examination. The list of activities that are considered "financial in nature" includes:

  Securities underwriting, dealing and market making.
  Insurance underwriting and agency activities.
  Merchant banking, which means that a “financial holding company” may directly or indirectly acquire or control any kind of ownership interest in an entity engaged in any kind of trade or business whatsoever.
  Insurance company portfolio investments.

       Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, under the Bank Holding Company Act and regulations of the Board of Governors, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of any property or services. The Board of Governors possesses cease and desist powers over bank holding companies and their non-banking subsidiaries if their actions represent an unsafe or unsound practice or a violation of law.

       The Bank is a Wisconsin-chartered bank. Its deposit accounts are insured by the Federal Deposit Insurance Corporation. The Bank is subject to the examination, supervision, reporting and enforcement requirements of the Wisconsin Department of Financial Institutions Division of Banking, as the chartering authority for Wisconsin banks, and the Federal Deposit Insurance Corporation. Areas subject to regulation by the authorities include reserves, investments, loans, mergers, issuance of securities, payment of dividends, establishment of branches, and other aspects of banking operations.

       The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by the Riegle-Neal Act only if specifically authorized by state law. However, Wisconsin has not made such an authorization.

Capital Requirements for the Holding Company and the Bank

       The Federal Reserve Board and the Federal Deposit Insurance Corporation use capital adequacy guidelines in their examination and regulation of bank holding companies and banks. If capital falls below minimum guideline levels, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

       The Federal Reserve Board and the Federal Deposit Insurance Corporation's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: a risk-based requirement expressed as a percentage of total risk-weighted assets, and a leverage requirement expressed as a percentage of total assets. The risk-based requirement consists of a minimum ratio of total capital to a total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of shareholders' equity). The leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others.

       As of April 30, 2001, the Bank's ratio of total capital to risk-weighted assets was 12.7%, its ratio of Tier 1 capital to risk-weighted assets was 13.7%, and its ratio of Tier 1 capital to average assets was 9.6%.

       The risk-based and leverage standards presently used by the Federal Reserve Board and the Federal Deposit Insurance Corporation are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions for example, Tier 1 capital less all intangible assets, well above the minimum levels.

       The Federal Reserve Board's regulations provide that the foregoing capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $150 million in total consolidated assets.

Federal Deposit Insurance Corporation Deposit Insurance Premiums

       The Bank pays deposit insurance premiums to the Federal Deposit Insurance Corporation based on a risk-based assessment system established by the Federal Deposit Insurance Corporation for all institutions insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation.

Loan Limits to Borrowers

       Generally, under the Wisconsin Banking Law, a Wisconsin-chartered bank may make to any one borrower total loans and extensions of credit not fully secured by collateral having a market value at least equal to the loan in an amount not to exceed 20% of the capital of the bank. The Bank's current lending limit is $3,870,000 per customer.

        Bank holding companies are not subject to specific limitations on loans to one borrower. However, bank holding company lending activities require the prior approval of the Federal Reserve Board under Regulation Y.

Available Information

       The holding company has filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement (No. 333-_______) on Form S-4 under the Securities Act of 1933, for the registration of holding company stock to be issued in the reorganization. This prospectus - proxy statement constitutes the prospectus that was filed as a part of that registration statement.

       The Bank currently is not subject to the requirements of the Securities Exchange Act of 1934 ("Exchange Act"), and files no reports or proxy statements with the SEC pursuant thereto. Because the holding company's duty to file reports pursuant to the section 15(d) of the Exchange Act arises solely from a registration statement:

  filed by an issuer with no significant assets;
  in a reorganization of a non-reporting company into a one subsidiary holding company; and
  in which equity security holders receive the same proportional interest in the holding company as they held in the non-reporting issuer except for changes resulting from the exercise of dissenting shareholder rights under state law, under Reg. §240.12h-3(d), the holding company will not have to file any periodic disclosure reports with the SEC at any time, even during the fiscal year in which the registration statement becomes effective. However, the holding company will voluntarily provide shareholders with reports of the same nature, and with the same frequency, as are currently provided by the Bank to Bank shareholders.

       The SEC maintains a Web site, http://www.sec.gov, that contains filings made electronically with the SEC, including those of the holding company.

Legal Matters

       Certain legal matters in connection with the reorganization will be passed upon for the holding company and the Bank by Boardman, Suhr, Curry & Field LLP, One South Pinckney Street, 4th Floor, P.O. Box 927, Madison, Wisconsin 53701-0927.

EXHIBIT A

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION

       THIS AGREEMENT and Plan of Reorganization ("Agreement") is made on ________________, 2001, by and between Bank of Wisconsin Dells, a state banking organization ("Bank"), and Dells Bancshares, Inc., a Wisconsin corporation ("Corporation").

RECITALS

       The parties consider it advantageous to form a one-bank holding company, which will be the Corporation, to own all of the outstanding stock of the Bank. To form the holding company, the Corporation will organize a wholly-owned subsidiary bank, called New Bank of Wisconsin Dells, a state banking organization ("New Bank"). New Bank will then merge with and into Bank, leaving Bank as the survivor, and converting the outstanding stock of Bank into stock of the Corporation, so that the shareholders of Bank will become the shareholders of the Corporation.

       This reorganization is comprised of the organization of New Bank and the merger of New Bank into Bank, as the surviving entity (the "merger"). Pursuant to the terms of this Agreement, and a Merger Agreement between Bank and New Bank (to be executed after New Bank is formed), as of the Effective Date of the Merger, each of the then issued and outstanding shares of Bank Common Stock ("Bank Common") will be converted into one shares of the authorized but previously unissued common stock of the Corporation ("Corporation Common").

       NOW, THEREFORE, the parties do adopt this plan of reorganization and agree as follows:

  Merger. Subject to compliance with all requirements of law and the terms and conditions set forth in this Agreement, New Bank will be merged with and into Bank

       (a)       Effective Date; Surviving Bank. The Effective Date of this Merger (the "Effective Date") shall be the date set forth in the Merger Agreement. At the Effective Date, New Bank shall be merged with and into Bank, the separate existence of New Bank shall cease and Bank, as the surviving corporation (the "Surviving Bank"), shall succeed to and possess all of the properties, rights, privileges, immunities, and powers, and shall be subject to all the liabilities, obligations, restrictions, and duties, of Bank and New Bank.

       (b)       Charter Number. The charter number of the Bank shall be the charter number of the Surviving Bank.

       (c)       Articles of Incorporation; Name. From and after the Effective Date and until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Bank shall be the Articles of Incorporation of Bank, as amended or restated, and the name of Surviving Bank shall be that of Bank.

       (d)       Bylaws. From and after the Effective Date and until thereafter amended as provided by law, the Bylaws of Bank in effect immediately prior to the Effective Date shall constitute the Bylaws of Surviving Bank.

       (e)       Directors and Officers. From and after the Effective Date and until their respective successors are elected, the members of the Board of Directors and the officers of Surviving Bank shall consist of those persons who are serving as directors and officers of Bank immediately prior to the Effective Date.

       (f)       Conversion of Stock. As of the Effective Date, by virtue of the merger and without any action on the part of the shareholders of Bank, all of the Bank Common outstanding immediately prior to the Effective Date shall cease to exist and shall be converted into Corporation Common, at the rate of one (1) share of Corporation Common for each one (1) share of Bank Common. As of the Effective Date, by virtue of the merger and without any action on the part of the shareholder of New Bank, all of the New Bank common stock outstanding immediately prior to the Effective Date shall cease to exist.

       (g)Transmittal Procedure. Bank will close its transfer records on a date twenty (20) days prior to the Effective Date for a period through and including the Effective Date. When the Effective Date is established, the date of closing of transfer records will also be set, and the shareholders of Bank will be notified of such. Bank will make every reasonable effort to have its shareholders of record tender their certificates for Bank Common to the Exchange Agent at least three (3) days prior to the Effective Date. Bank will serve as the Exchange Agent for this transaction. On the Effective Date, the Corporation shall provide to Bank, and Bank shall mail or deliver to its shareholders, stock certificates of Corporation Common to which those shareholders are entitled by reason of the merger; provided, however, that no Corporation Common certificate shall be mailed or delivered to a Bank shareholder who is eligible to exercise dissenter's rights or who has not delivered to Bank all certificates of Bank Common owned by such shareholder (or if a certificate has been lost, an indemnity bond or other agreement satisfactory to the Corporation).

              Until so delivered to Bank, each outstanding certificate which prior to the Effective Date represented shares of Bank Common will be deemed for all purposes to evidence only the right to receive the ownership of the shares of Corporation Common into which such Bank Common has been converted; provided, however, that until such Bank Common certificates are so delivered to Bank, no dividend payable on Corporation Common at any time after the Effective Date shall be paid to the holder of such undelivered certificate. Upon the delivery of such certificate after the Effective Date, the Corporation shall pay, without interest, any unpaid dividends by reason of the preceding sentence to the record holder thereof, and Bank shall deliver the stock certificate for Corporation Common.

       (h)       Dissenting Shares of Bank. If any shares of Bank Common are dissenting shares, Bank shall proceed according to applicable law to determine and pay the fair value of those dissenting shares. "Dissenting shares" shall mean each outstanding share of Bank Common as to which the holder has strictly complied with the provisions of applicable law in order effectively to withdraw from Bank and obtain the right to receive the fair value of his or her shares of Bank Common.

              As of the Effective Date or the date that the last action is taken to exercise dissenter's rights, whichever is later, dissenting shares shall, by virtue of the merger, cease to represent any ownership interest or ownership rights to the Bank or the Corporation, and shall be converted into the right to receive fair value of those shares as provided by law.

       (i)       Business. From and after the Effective Date, the business of the Surviving Bank shall be that of a state bank, conducted at the offices of Bank where located immediately prior to the Effective Date.

       (j)       Assets and Liabilities. From and after the Effective Date, the Surviving Bank shall be liable for all liabilities of New Bank and Bank; and all deposits, debts, liabilities, and contracts of New Bank and Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of New Bank or Bank, shall be those of the Surviving Bank and shall not be released or impaired by reason of the merger; and all rights of creditors and other obligees and all liens on property of either New Bank or Bank shall be preserved unimpaired. Further, all rights, franchises and interests of New Bank and Bank, respectively, in and to every type of property (real, personal and mixed) and choices in action shall be transferred to and vested in Surviving Bank by virtue of such merger without any deed or other transfer, and Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests in every fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by New Bank and Bank, respectively, on the Effective Date.

       (k)       Tax Consequences. The parties intend and desire that the merger shall be treated for income tax purposes as a reverse triangular merger under Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code. The parties shall act in all respects consistently with that intent.

       (l)       Shareholder Approvals. This Agreement and Plan of Reorganization will be submitted to the respective shareholders of Bank and New Bank for ratification and confirmation at shareholder meetings to be called and held in accordance with the applicable provisions of law and the respective Articles of Incorporation and Bylaws of Bank and New Bank. Each shareholder meeting shall be called as soon as reasonably possible. Bank and New Bank will proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the merger. The Corporation, as sole shareholder of New Bank, shall vote its stock in New Bank to approve the merger and the transactions set forth in this Agreement.

       (m)       Regulatory Approvals. The parties shall prepare and submit for filing any and all applications, filings, and registrations with, and notifications to, all federal and state authorities required for the merger to be consummated as contemplated by this Agreement. Thereafter, the parties shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the merger to be consummated.

       (n)       Merger Agreement. The Corporation shall form New Bank promptly following execution of this Agreement and shall cause New Bank to execute the Merger Agreement attached hereto as Exhibit A. Within three days after execution by New Bank, Bank shall execute the Merger Agreement.

  Representations and Warranties by Bank. Bank represents and warrants to the Corporation that this Agreement has been approved by the Board of Directors of Bank, and upon approval by the shareholders of Bank will be fully authorized by all necessary corporation action.
  Representations and Warranties by the Corporation. The Corporation represents and warrants to Bank that the shares of the Corporation Common to be delivered to Bank shareholders pursuant to this Agreement will, upon issuance, be duly and validly authorized and issued and fully paid and nonassessable voting shares, except as otherwise required by law, and will constitute all of the issued and outstanding shares of the Corporation as of the Effective Date.
         Closing. Subject to the satisfaction of all closing conditions contained herein or their waiver, the closing shall occur on the Effective Date, which will be within thirty (30) days after the satisfaction of the last closing condition. The Closing shall take place at the offices of Bank, or at such other place as the Corporation and Bank may hereafter agree.
         Conditions to Obligations of Both Parties. The obligations of each party to be performed on the Effective Date shall be subject to the following conditions unless waived in writing by the parties:

       (a)       Regulatory Approval. On or before the Effective Date, Bank shall have received the approval from those regulatory agencies whose approval of the merger is required and any mandatory waiting period(s) associated with such approval(s) shall have expired.

       (b)       No Litigation. At the Effective Date, no litigation or governmental investigation shall have been commenced or, to the best knowledge of the Corporation or Bank, threatened or proposed, which would have a material, adverse effect on the value of Bank or an adverse effect on the ability of any party to close this transaction, or which arises out of or concerns the transactions contemplated by this Agreement.

       (c)       Closing Not Later Than _________. The closing of the transactions contemplated hereunder shall have occurred on or before _____________, unless such date is extended by mutual written agreement of the parties.

       (d)       Shareholder Approval. This Agreement shall have been approved and adopted by the shareholders of Bank and of New Bank in such manner as required by law.

       (e)       Tax Opinion. The parties shall have received a written opinion of tax counsel that the transactions contemplated by this Agreement and the Merger Agreement will constitute a tax-free reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code with respect to those shareholders of Bank who will receive Corporation Common in the merger.

       (f)       Securities Law Compliance. The Corporation Common stock to be issued in the merger shall have been registered, qualified or exempted under all applicable federal and state securities laws, and there shall have been no stop order issued or threatened by the SEC or any state that suspends the effectiveness of any such registration, qualification, or exemption.

  Conditions to Obligations of Corporation and New Bank. The obligations of the Corporation and New Bank to be performed on the Effective Date shall be subject to the following conditions unless waived in writing by the Corporation and New Bank:

       (a)       Representations and Warranties True; Covenants and Obligations Performed. All representations and warranties of Bank shall be true and correct in all material respects on the Effective Date, and Bank shall have performed all acts required of it under the terms of this Agreement.

       (b)       Dissenting Shares. There shall be not more than ten percent (10%) of the total outstanding shares of Bank that as of the Effective Date are eligible to elect dissenter's rights by reason of having complied with the procedures required by applicable law.

       (c)       No Material Adverse Change. The assets, business, operation, and prospects of Bank shall not have been materially and adversely affected by a loss or destruction not fully compensated by insurance, by any governmental proceeding or action, or by any other event or occurrence, which in the reasonable judgment of the Corporation would defeat or frustrate the purposes of the reorganization or otherwise make the reorganization undesirable.

  Conditions to Obligations of Bank. The obligations of Bank to be performed on the Effective Date shall be subject to the following conditions unless waived in writing by Bank: all representations and warranties of the Corporation shall be true and correct in all material respects on the Effective Date, and the Corporation and New Bank shall have performed all acts required of them under the terms of this Agreement.
  Additional Covenants of the Parties.

       (a)       Cooperation. The parties will fully cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement, including without limitation, the preparation of financial statements and the supplying of information in connection with the preparation of regulatory applications.

       (b)       Expenses. All costs and expenses and charges incurred by a party hereto shall be borne by such party, including the fees of their respective accountants and attorneys; provided, however, that if the merger is not consummated for any reason, all costs and expenses incurred by the Corporation and New Bank shall be paid by Bank.

       (c)       Affiliates. The parties acknowledge that (i) shares of Corporation Common received in the reorganization by persons who are affiliates of the parties for purposes of Rule 145, promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, are subject to certain restrictions on the public resale of such shares; (ii) certificates evidencing shares of Corporation Common received by affiliates pursuant to the reorganization shall carry a legend referring to Rule 145 and the transfer restrictions imposed thereunder; and (iii) such shares shall be subject to stop-transfer instructions to the Corporation's transfer agent. For purposes of Rule 145 an "affiliate" means a person who was, as of the date of consummation of the reorganization, an executive officer of Bank, or a director of Bank, or a person deemed to control Bank (including without limitation a Bank shareholder owning more than 10% of the Bank stock outstanding). Neither Bank nor the Corporation is obligated to register shares of Corporation Common for resale, and any such registration shall be at the expense and instance of any shareholder, including an affiliate, desiring such registration.

  Termination. This Agreement and merger may be terminated and abandoned upon prompt written notice to the other party before the Effective Date, notwithstanding authorization and adoption of this Agreement by the shareholders of one or both of Bank and New Bank:

       (a)       By mutual consent of Bank and the Corporation through their Boards of Directors;

       (b)       By Bank at any time after _____________ (or such later date as shall have been agreed to in writing by the parties) if any of the conditions provided for in Paragraphs 5 or 7 of this Agreement have not been met and have not been waived in writing by Bank; or

       (c)       By the Corporation at any time after _____________ (or such later date as shall have been agreed to in writing by the parties) if any of the conditions provided for in Paragraphs 5 or 6 of this Agreement have not been met and have not been waived in writing by the Corporation.

  Miscellaneous.

       (a)       Assignment. This Agreement and the rights, interests, and benefits hereunder shall not be assigned, transferred, or pledged in any way, and shall not be subject to execution, attachment, or similar process. Any attempt to assign, transfer, pledge, or make any other disposition of this Agreement or of the rights, interests, and benefits contrary to the foregoing provision, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

       (b)       Waiver. No failure or delay of any party in exercising any right or power given to it under this Agreement shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent, or subsequent breach. No waiver of any breach or modification of this Agreement shall be effective unless contained in a writing executed by both parties.

       (c)       Entire Agreement. This Agreement supersedes any other representations or agreement, whether written or oral, that may have been made or entered into by the Corporation, Bank, New Bank or by any officer or officers of such parties relating to the acquisition of Bank, or its assets or business, by the Corporation. This Agreement constitutes the entire agreement by the parties, and there are no agreements or commitments except as set forth herein.

       (d)       Amendment. This Agreement may be modified or amended only by a written agreement executed by duly authorized officers of both parties.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

ATTEST:	Bank of Wisconsin Dells

_________________________________	By:______________________________

ATTEST:	Dells Bancshares, Inc.

_________________________________	By:______________________________

EXHIBIT A

MERGER AGREEMENT

       MERGER AGREEMENT ("Merger Agreement") made this _____ day of __________________, 2001, by and between Bank of Wisconsin Dells, a state banking organization ("Bank"), and NEW Bank of Wisconsin Dells, a state banking organization ("New Bank").

WITNESSETH

       WHEREAS, Bank and Dells Bancshares, Inc. ("Corporation") have entered into an Agreement and Plan of Reorganization dated __________________ ("Agreement"), pursuant to which Bank has agreed to merge with the Corporation's wholly-owned subsidiary, New Bank, in a reverse triangular merger; and

       WHEREAS, Bank and New Bank wish to agree on the terms of the merger now that New Bank has been formed;

        NOW, THEREFORE, the parties agree as follows:

  Incorporation of Plan of Reorganization. The terms and conditions of the Agreement are incorporated herein by reference in their entirety, and made a part of this Merger Agreement with the same effect as if New Bank had been a party to the Agreement.
  Cooperation. New Bank shall cooperate with Bank to achieve a prompt consummation of the transactions contemplated in the Agreement, and shall perform all actions necessary or convenient to be performed by it for that purpose.
  Articles of Incorporation. Effective as of the time this merger shall become effective as specified in the Agreement, the articles of incorporation of that bank resulting from the merger of Bank and New Bank shall read in their entirety as stated in the attached Articles of Incorporation.
  Capital Stock. The amount of capital stock of New Bank shall be $5,000, divided into 5,000 shares of common stock, each of $1.00 par value. At the time the merger shall become effective (and after the temporary capitalization of the interim bank has been returned to the Corporation), the resulting bank shall have $____________ in capital, a surplus of $____________, and undivided profits of $____________, adjusted, however, for earnings and expenses between ___________, and the Effective Date of the merger.
  Effective Date. The Effective Date of the Merger shall be ______________.

       IN WITNESS WHEREOF, the parties have executed this Merger Agreement by their proper corporate officers duly authorized to execute this Agreement, as of the date first above written.

ATTEST:	Bank of Wisconsin Dells

_________________________________	By:______________________________

ATTEST:	Dells Bancshares, Inc.

_________________________________	By:______________________________

EXHIBIT B

TAX OPINION OF BOARDMAN, SUHR, CURRY & FIELD

SPECIMEN

October 9, 2001

The Board of Directors
Dells Bancshares, Inc.
716 Superior Street
P.O. Box 490
Wisconsin Dells, WI 53965

The Board of Directors
Bank of Wisconsin Dells
716 Superior Street
P.O. Box 490
Wisconsin Dells, WI 53965

       You have requested that we render an opinion as to the tax consequences to Dells Bancshares, Inc. ("Holding Company"), Bank of Wisconsin Dells ("Bank"), New Bank of Wisconsin Dells ("New Bank"), and the shareholders ("Shareholders") of the Bank of a corporate reorganization to form a one-bank holding company, as described in an Agreement and Plan of Reorganization dated _______________, 2001, between the Holding Company and the Bank ("Agreement") and in a certain Prospectus/Proxy Statement dated October 9, 2001.

       We acknowledge that this opinion is provided for the benefit and guidance of the Holding Company and Bank. The shareholders of the Holding Company and the Bank may rely on this opinion.

       In making this opinion, we have relied on the Agreement, the Prospectus/Proxy Statement, the Merger Agreement (to be executed between the Bank and the New Bank), and on the truth and completeness of the warranties, representations, statements and facts contained in those documents. We have also relied upon the truth and completeness of the following representations of the Holding Company and the Bank:

  The fair market value of the Holding Company stock received by each Bank shareholder will be approximately equal to the fair market value of the Bank stock surrendered in the exchange.
  There is no plan or intention by the shareholders of the Bank who own one percent (1%) or more of the Bank stock, and to the best of the knowledge of the management of the Bank, there is no plan or intention on the part of the remaining shareholders to sell, exchange, or otherwise dispose of a number of shares of Holding Company stock received in the transaction that would reduce the shareholders' ownership of Holding Company stock to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all of the formerly outstanding Bank stock as of the same date. For purposes of this representation, shares of Bank stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Holding Company stock will be treated as outstanding Bank stock on the date of the transaction. Moreover, shares of Holding Company stock held by Bank shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation.
  Bank shareholders will receive Holding Company stock in exchange for at least 80% of the Bank stock authorized immediately prior to the transaction.

October 9, 2001

  Bank will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the New Bank immediately prior to the transaction. For purposes of this representation, amounts paid by the New Bank to dissenters, amounts paid by the New Bank to shareholders who receive cash or other property, New Bank assets used to pay its reorganization expenses, and all redemption and distributions (except for regular, normal dividends) made by the New Bank immediately preceding the transfer, will be included as assets of the Bank held immediately prior to the transaction.
  Prior to the transaction, the Holding Company will be in control of the New Bank within the meaning of § 368(c)(1) of the Internal Revenue Code.
  Following the transaction, the Bank will not issue additional shares of its stock that would result in the Holding Company losing control of the Bank within the meaning of § 368(c)(1) of the Internal Revenue Code.
  The Holding Company has no plan or intention to reacquire any of its stock issued in the transaction.
  The Holding Company has no plan or intention to liquidate the Bank; to merge the Bank with and into another bank or corporation; to sell or otherwise dispose of the stock of the Bank; or to cause the Bank to sell or to otherwise dispose of any of the New Bank's assets acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in § 368(a)(2)(C) of the Internal Revenue Code.
  The liabilities of the New Bank assumed by the Bank, and the liabilities to which the transferred assets of the New Bank are subject, were incurred by the New Bank in the ordinary course of its business.
  Following the transaction, the Bank will continue the historic business of the New Bank or use a significant portion of the New Bank's business assets in a business.
  The Holding Company, the New Bank, the Bank, and the shareholders will pay their respective expenses, if any, incurred in connection with the transaction.
  There is no intercorporate indebtedness existing between the Holding Company and the Bank or between the New Bank and the Bank that was issued, acquired or will be settled at a discount.
  No two parties to the transaction are investment companies as defined in § 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.
  The New Bank is not under the jurisdiction of a court in a Title 11 (bankruptcy) or similar case within the meaning of § 368(a)(3)(A) of the Internal Revenue Code.
  The fair market value of the assets of the New Bank transferred to the Bank will equal or exceed the sum of the liabilities assumed by the Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.
  No stock of the New Bank will be issued in the transaction.

       We have not undertaken to verify independently any of the factual matters upon which we rely in providing this opinion. Moreover, we have assumed that no changes have occurred or will occur with respect to the documents described above or the representations set forth in paragraphs 1 through 16 above.

       Based upon and subject to the foregoing, it is our opinion under current law that for federal and State of Wisconsin income tax purposes:

October 9, 2001

  The proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and Chapter 71 of the Wisconsin Statutes. The reorganization will not be disqualified by reason of the fact that Holding Company common stock is used in the transaction. (Internal Revenue Code Section 368(a)(2)(E).)
  No gain or loss will be recognized to the New Bank on the transfer of substantially all of its assets to the Bank in exchange for Holding Company common stock and the assumption by the Bank of the liabilities of the New Bank.
  No gain or loss will be recognized to the Holding Company or the Bank upon the receipt by the Bank of substantially all of the assets of the new Bank in exchange for Holding Company common stock and the assumption by the Bank of the liabilities of the New Bank.
  The basis of the New Bank assets in the hands of the Bank will be the same as the basis of those assets in the hands of the New Bank immediately prior to the proposed transaction.
  The holding period of the assets of the New Bank in the hands of the Bank will include the period during which such assets were held by the New Bank.
  The basis of the Bank stock in the hands of the Holding Company will be increased by an amount equal to the basis of the New Bank assets acquired by the Bank in the transaction, and will be decreased by the amount of liabilities of the New Bank assumed by the Bank and the amount of liabilities to which the acquired assets of the New Bank are subject.
  No gain or loss will be recognized by the shareholders on the exchange of their Bank common stock for Holding Company common stock; provided, however, that no opinion is expressed with respect to Bank shareholders who dissent from the transaction and receive cash for their Bank stock.
  The income tax basis of the Holding Company common stock to be received by the shareholders will be the same as the basis of the Bank common stock surrendered in exchange.
  The holding period of the Holding Company common stock to be received by the shareholders will include the period during which the Bank common stock surrendered in exchange was held, provided that the Bank common stock is held as a capital asset on the date of the exchange.

Our opinion is limited to specific issues addressed. We express no opinion and make no representation, and no inference is intended or should be drawn from any statement in this letter, as to any other issues involving the transaction.

We hereby consent to the use of this opinion as Exhibit B of the Prospectus - Proxy Statement and as Exhibit 8 to the S-4 Registration Statement filed with the Securities and Exchange Commission in connection with the reorganization.

BOARDMAN, SUHR, CURRY & FIELD LLP

/s/ Boardman, Suhr, Curry & Field LLP

EXHIBIT C

SECTIONS 221.0706 THROUGH 221.0718
OF THE WISCONSIN STATUTES

Wisconsin Acts (Advance) 1995 WISCONSIN ACT 336

October 16, 1996

221.0706 Right to dissent. (1) MANDATORY DISSENTERS' RIGHTS. A shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the issuer bank is a party.

(b) Consummation of a plan of share exchange if the issuer bank's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

(c) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, the bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

(2) PERMISSIVE DISSENTERS' RIGHTS. The articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

(a) Alters or abolishes a preferential right of the shares.

(b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

(c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

(d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 221.0506.

(3) RIGHTS OF DISSENTER. A shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 221.0701 to 221.0718 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer bank.

221.0707 Dissent by shareholders and beneficial shareholders. (1) PARTIAL EXERCISE OF DISSENTERS' RIGHTS. A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the bank in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder, who asserts dissenters' rights under this subsection as to fewer than all of the shares registered in his or her name, are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2) RIGHTS OF BENEFICIAL SHAREHOLDERS. A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

(a) Submits to the bank the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

(b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

221.0708 Notice of dissenters' rights. (1) ACTION AT SHAREHOLDER MEETING. If proposed corporate action creating dissenters' rights under s. 221.0706 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under ss. 221.0701 to 221.0718 and shall be accompanied by a copy of those sections.

(2) ACTION WITHOUT SHAREHOLDER VOTE. If corporate action creating dissenters' rights under s. 221.0706 is authorized without a vote of shareholders, the bank shall notify, in writing and in accordance with s. 221.0103, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in s. 221.0710.

221.0709 Notice of intent to demand payment. (1) METHOD OF ASSERTING DISSENTERS' RIGHTS. If proposed corporate action creating dissenters' rights under s. 221.0706 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

(a) Deliver to the issuer bank before the vote is taken written notice that complies with s. 221.0103 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

(b) Refrain from voting his or her shares in favor of the proposed action.

(2) FAILURE TO COMPLY. A shareholder or beneficial shareholder who fails to comply with sub. (1) is not entitled to payment for his or her shares under ss. 221.0701 to 221.0718.

221.0710 Dissenters' notice. (1) WHEN REQUIRED. If a proposed corporate action creating dissenters' rights under s. 221.0706 is authorized at a shareholders' meeting, the bank shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied s. 221.0709 (1).

(2) TIMING AND CONTENT OF NOTICE. The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable, and all necessary regulatory approvals are obtained. The dissenters' notice shall comply with s. 221.0103 and shall include or have attached all of the following:

(a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

(b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

(c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

(d) A date by which the bank must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

(e) A copy of ss. 221.0701 to 221.0718.

221.0711 Duty to demand payment. (1) MANNER OF DEMANDING PAYMENT. A shareholder or beneficial shareholder who is sent a dissenters' notice described in s. 221.0710, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in s. 221.0710, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under s. 221.0710 (2) (c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

(2) EFFECT OF DEMAND ON HOLDERS OF CERTIFICATED SHARES. A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

(3) EFFECT OF FAILURE TO DEMAND. A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payment for his or her shares under ss. 221.0701 to 221.0718.

221.0712 Restriction on uncertificated shares. (1) WHEN TRANSFER RESTRICTIONS PERMITTED. The issuer bank may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 221.0714.

(2) EFFECT OF DEMAND ON HOLDERS OF UNCERTIFICATED SHARES. The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

221.0713 Payment. (1) WHEN PAYMENT MADE. Except as provided in s. 221.0715, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the bank shall pay each shareholder or beneficial shareholder who has complied with s. 221.0711 the amount that the bank estimates to be the fair value of his or her shares, plus accrued interest.

(2) MATERIAL TO ACCOMPANY PAYMENT. The payment shall be accompanied by all of the following:

(a) The bank's latest available financial statements, including a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

(b) A statement of the bank's estimate of the fair value of the shares.

(c) An explanation of how the interest was calculated.

(d) A statement of the dissenter's right to demand payment under s. 221.0716 if the dissenter is dissatisfied with the payment.

(e) A copy of ss. 221.0701 to 221.0718.

221.0714 Failure to take action. (1) ACTION NOT TAKEN. If an issuer bank does not effectuate the corporate action within 60 days after the date set under s. 221.0710 for demanding payment, the issuer bank shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) ACTION TAKEN AT A LATER DATE. If, after returning deposited certificates and releasing transfer restrictions, the issuer bank effectuates the corporate action, the bank shall deliver a new dissenters' notice under s. 221.0710 and repeat the payment demand procedure.

221.0715 After-acquired shares. (1) WITHHOLDING FOR AFTER-ACQUIRED SHARES. A bank may elect to withhold payment required by s. 221.0713 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under s. 221.0710 (2) (c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) PAYMENT. To the extent that the bank elects to withhold payment under sub. (1) after effectuating the corporate action, the bank shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The bank shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under s. 221.0716 if the dissenter is dissatisfied with the offer.

221.0716 Procedure if dissenter is dissatisfied with payment or offer. (1) RIGHTS OF DISSENTER. A dissenter may, in the manner provided in sub. (2), notify the bank of the dissenter's estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, less any payment received under s. 221.0713, or reject the offer under s. 221.0715 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

(a) The dissenter believes that the amount paid under s. 221.0713 or offered under s. 221.0715 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

(b) The bank fails to make payment under s. 221.0715 within 60 days after the date set under s. 221.0710 for demanding payment.

(c) The issuer bank, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 221.0710 for demanding payment.

(2) WAIVER OF RIGHTS. A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the bank of his or her demand under sub. (1) in writing within 30 days after the bank makes or offers payment for his or her shares. The notice shall comply with s. 221.0103.

221.0717 Court action. (1) WHEN SPECIAL PROCEEDING REQUIRED. If a demand for payment under s. 221.0716 remains unsettled, the bank shall bring a special proceeding within 60 days after receiving the payment demand under s. 221.0716 and petition the court to determine the fair value of the shares and accrued interest. If the bank does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) WHERE PROCEEDING TO BE BROUGHT. The bank shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the bank is a foreign bank without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer bank that merged with or whose shares were acquired by the foreign bank.

(3) PARTIES TO THE PROCEEDING. The bank shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

(4) JURISDICTION. The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) JUDGEMENTS. Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

(a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the bank.

(b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenters' notice under s. 221.0710 (2) (c), for which the bank elected to withhold payment under s. 221.0715.

221.0718 Court costs and counsel fees. (1) ASSESSMENT OF AND LIABILITY FOR COSTS. (a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 221.0717 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the bank, except as provided in par.(b).

(b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 221.0716.

(2) WHEN LIABLE FOR FEES AND COSTS. The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

(a) Against the bank and in favor of any dissenter if the court finds that the bank did not substantially comply with ss. 221.0708 to 221.0716.

(b) Against the bank or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

(3) PAYMENT OF COUNSEL AND EXPERTS FROM RECOVERY. Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

EXHIBIT D

ARTICLES OF INCORPORATION AND BYLAWS
OF DELLS BANCSHARES, INC.

ARTICLES OF INCORPORATION
Stock (for profit)

       Executed by the undersigned for the purpose of forming a Wisconsin for-profit corporation under Chapter 180 of the Wisconsin Statutes repealed and recreated by 1989 Wis. Act 303:

        ARTICLE 1.  Name of Corporation: Dells Bancshares, Inc.

        ARTICLE 2.  The Corporation shall be authorized to issue 315,000 shares. The par value of each share shall be $10.00.l

        ARTICLE 3.  The street address of the initial registered office is: 716 Superior Street, P.O. Box 490, Wisconsin Dells, Wisconsin 53965.

        ARTICLE 4.  The name of the initial registered agent at the above registered office is: Gary L. Gilliland.

       ARTICLE 5.  Other provisions (OPTIONAL):

See additional provisions of Article 5 attached to and made part of these Articles of Incorporation.

       ARTICLE 6.  Executed on August 2, 2001.

       Name and complete address of each incorporator:

       John E. Knight
       Boardman, Suhr, Curry & Field LLP
       P.O. Box 927
       Madison, Wisconsin 53701-0927

/s/ John E. Knight

(Incorporator Signature

This document was drafted by John E. Knight.

DFI CORP FILE ID NO. _____________
Document stamped Received _______________, ______ p.m. by State of Wisconsin, Department of Financial Institutions.
Document stamped Filed _________________, by State of Wisconsin, Department of Financial Institutions.

DELLS BANCSHARES, INC.
ARTICLES OF INCORPORATION

Article 5. (Continued):

  Board of Directors. The number of directors shall not be less than five (5) nor more than nine (9), the exact number of directors to be determined from time to time by the Shareholders at their annual meeting, and such exact number shall be seven (7) until otherwise determined by resolution adopted by the Shareholders at their annual meeting.

       The names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and shall qualify are:

Orrin K. Anderson	Ben C. Borcher
344 Capital Street	1027 Bowman Road
Wisconsin Dells, WI 53965	Wisconsin Dells, WI 53965

Thomas M. Diehl	Gary L. Gilliland
560 Wisconsin Dells Pkwy	839 South Grouse Court
Wisconsin Dells, WI 53965	Wisconsin Dells, WI 53965

B. E. Gussel, Jr.	Jon C. Steinhaus
505 Cedar Street	N9514 Highway AA
Wisconsin Dells, WI 53965	Briggsville, WI 53920

Tim H. Tofson
991 South Grouse Lane
Wisconsin Dells, WI 53965
  Transfer Restrictions.
  Shareholders of the Corporation's capital stock, called the "Stock," may not sell, transfer, assign, encumber, pledge, hypothecate, or in any way dispose of or alienate any of their shares of the Stock, or any right, title or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, in this Part B called a "transfer", without the prior written consent of the Corporation. Provided, however, that the prior written consent of the Corporation shall not be required as to: (i) any transfer between a shareholder and his or her spouse or children, including stepchildren, or any lineal descendant thereof, his or her parents, and his or her siblings and their spouses and their children or between a shareholder and a trust or similar entity whose sole beneficiaries are such persons described above; or (ii) any pledge or hypothecation of shares of the Stock, provided, that as a condition precedent to the effectiveness of either of the transfers described in (i) or (ii) above, the transferee in any such transfer shall agree in writing to be bound by all of the terms and conditions of this Article 5B.
  In the event a shareholder, called the "Selling Shareholder", desires to sell his or her shares of Stock, or any portion of it, called the "Offered Shares", other than in a transaction of the type described in (i) or (ii) above, without first obtaining the written consent of the Corporation, the Selling Shareholder, first, shall give the Corporation written notice of his or her intent to do so, stating in the notice the identity of the proposed purchaser of the Offered Shares, the number of Offered Shares the Selling Shareholder proposes to sell, the proposed consideration for the Offered Shares and the other terms and conditions of the proposed sale of the Offered Shares. The Selling Shareholder shall include with the written notice given to the Corporation under this paragraph a copy of the bona fide written offer to purchase the Offered Shares. The Corporation shall have a right of first refusal to acquire all, but not less than all, of the Offered Shares for the consideration and on the other terms and conditions offered by the proposed purchaser and as contained in the written notice given to the Corporation by the Selling Shareholder. The Corporation shall exercise its right to acquire the Offered Shares by giving written notice to the Selling Shareholder, indicating the number of Offered Shares it will acquire, within seven (7) business days (excluding Saturdays, Sundays and official bank holidays) following receipt of the written notice of the Selling Shareholder. In the event the Corporation does not exercise its acquisition rights within the time period as provided in this Article 5B with respect to all of the Offered Shares, the Selling Shareholder shall be free of the restrictions in this Article 5B for a period of forty-five (45) days thereafter to sell all of the Offered Shares to the purchaser identified in the written notice to the Corporation, and at the same consideration and on the same terms and conditions as set forth in such written notice. Except as provided in this Article 5B, the Selling Shareholder shall be bound by the restrictions and limitations imposed by this Article 5B after any notice of a desire to sell is given and whether or not any such sale actually occurs. As a condition precedent to the effectiveness of any sale of Offered Shares to any person or entity, such purchaser of the Offered Shares shall agree in writing to be bound by all of the terms and conditions of this Article 5B.
  Each certificate representing shares of the Stock shall have endorsed thereon a legend in substantially the following form:

The shares represented by this certificate and any sale, transfer, or other disposition thereof are restricted under and subject to the terms and conditions contained in Article 5B of the Corporation’s Articles of Incorporation, a copy of which is on file at the offices of the Corporation.

       Any attempted or purported sale, transfer, assignment, encumbrance, pledge, hypothecation or other disposition or alienation of any of the shares of the Stock by a shareholder in violation of this Article 5B shall be null, void and ineffectual, and shall not operate to transfer any right, title or interest whatsoever in or to such shares of the Stock.

  The provision of this Article 5B, may not be amended, altered or repealed except by the affirmative vote of holders of at least seventy five percent (75%) of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote, at any regular or special meeting of the shareholders if notice of the proposed amendment, alteration or repeal be contained in the notice of meeting.

BYLAWS OF DELLS BANCSHARES, INC.
WISCONSIN DELLS, WISCONSIN

ARTICLE I – STOCKHOLDERS

       SECTION 1.        Annual Meeting.  The regular annual meeting of the stockholders shall be held on the fourth Thursday of January in each year, between the hours of 9:00am and 8:00pm, or at such other time as the Board of Directors may by resolution state.

       SECTION 2.        Special Meetings.  Special meetings of the stockholders may be called by the President, and special meetings shall be called by the President on the written request of a majority of directors or of stockholders owning ten (10) percent of the outstanding stock.

       SECTION 3.        Place of Meeting.  The place for all meetings of the stockholders shall be designated and so specified in the notice of the meeting, but may be held at the main office of the Bank of Wisconsin Dells, Wisconsin Dells, Wisconsin ("Bank").

       SECTION 4.        Quorum.  Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, a majority of the outstanding stock, entitled to vote, represented in person or by proxy, shall constitute a quorum to do business at a stockholders' meeting, and votes cast favoring an action in excess of votes cast opposing an action at any meeting at which a quorum is present shall constitute an action of the stockholders, except that amendments to the Corporation's Bylaws or Articles of Incorporation shall require a vote of the stockholders representing two-thirds (2/3) of the Corporation's capital stock.

       SECTION 5.        Notice of Meetings.  Notice of the regular annual meeting and of special meetings shall be given by written or printed notice stating the time and place of the meeting, mailed to the address of each stockholder as it appears on the stock record books of the Corporation, at least ten (10) days prior to the time set for the holding of such meeting. In the notice of a special meeting, the business to be brought before the meeting shall be briefly stated, and no other business shall be voted upon at such meeting.

       SECTION 6.        Proxies.  At all meetings of stockholders, a holder entitled to vote may vote in person or by proxy appointed in writing by the stockholder or by his duly authorized attorney in fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. Unless otherwise provided in the proxy, a proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary of the Corporation or by oral notice given by the stockholder to the presiding officer during the meeting. No proxy shall be valid after sixty (60) days from the date of its execution, unless otherwise provided in the proxy. The Board of Directors shall have the power and authority to make rules establishing presumptions as to the validity and sufficiency of proxies. Proxies may be subject to examination by any stockholder at the meeting and all proxies shall be filed and preserved for a period of three (3) years.

ARTICLE II – DIRECTORS

       SECTION 1.        Management.  The affairs of the Corporation shall be managed by a Board of not more than nine (9) directors nor less than five (5) directors, at the discretion of the stockholders. The number of directors shall be designated within these limits annually at their annual meeting.

       SECTION 2.        Election and Tenure.  The directors shall be elected by the stockholders at the regular annual meeting of stockholders, and a majority of the stock represented shall be necessary for election. The directors shall be divided into three (3) classes, designated Class I, Class II, and Class III, and the term of directors of each class shall be three (3) years. Each class shall consist, as nearly as possible, of one-third (1/3) of the total number of directors constituting the entire Board of Directors. If the number of directors is changed by resolution of the stockholders pursuant to Section 1, any increase or decrease shall be apportioned among the various classes of directors so as to maintain the number of director's in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his/her term expires and until his/her successor shall be duly elected and qualify. No person shall be eligible to be elected a director at any meeting of stockholders held on or after the date he/she attains age seventy (70). The Board of Directors, at its discretion, may designate a person who has served as a director of the Corporation as a “Director Emeritus” upon such terms and conditions as may be fixed by resolution of the Board. A Director Emeritus shall have the right to attend regular Board meetings of the Board of Directors but shall have no vote and shall not be counted in determining the presence of a quorum. Any vacancy occurring in the office of director shall be filled by the remaining members of the Board for the unexpired term. A director may be removed from office by affirmative vote of a majority of the outstanding shares entitled to vote for the election of such director, taken at a special meeting of stockholders called for that purpose. A director may resign at any time by filing his or her written resignation with the President of the Corporation.

       SECTION 3.        Regular Meetings.  Regular meetings of the Board of Directors shall be held at the main office of the Bank once each calendar quarter at such day and hour as the Board may fix.

       SECTION 4.        Special Meetings.  Special meetings of the Board of Directors may, and at the written request of any three (3) directors shall, be called at any-time by the Board of Directors or the President, or in the absence of the President, by any Vice President, who is then a member of the Board of Directors.

       SECTION 5.        Quorum.  At all Board of Directors' meetings, a majority of the Board of Directors shall constitute a quorum for the transaction of business, but the directors present at any meeting, though less than a quorum, may adjourn the meeting to some other time.

       When any regular meeting of the Board of Directors falls upon a holiday, the meeting shall be held upon such other day as the Board may previously designate; or, in the event of their failure so to designate the day following the holiday.

       SECTION 6.        Compensation.  The compensation of directors shall be determined by the stockholders at the annual meeting.

       SECTION 7.        Failure to Qualify.  In the event a stockholder elected as director refuses or neglects to qualify for a period of sixty (60) days following his or her election, or is found to be disqualified under the law to hold the office, that fact shall be reported by the Secretary to the appropriate regulatory agency and such action as to filling the vacancy shall be taken as the appropriate regulatory agency may direct.

       SECTION 8.         Telephonic Meetings.  Except as herein provided and notwithstanding any place set forth in the notice of the meeting or these Bylaws, members of the Board of Directors (and any committees thereof created pursuant to Article IV hereof) may participate in regular or special meetings by, or through the use of, any means of communication by which all participants may simultaneously hear each other, such as by conference telephone. If a meeting is conducted by such means, then at the commencement of such meeting the presiding officer shall inform the participating directors that a meeting is taking place at which official business may be transacted. Any participant in a meeting by such means shall be deemed present in person at such meeting.

       SECTION 9.        Informal Action Without Meeting.  Any action required or permitted by the Articles of Incorporation, these Bylaws, or any provision of law to be taken by the Board of Directors at a meeting or by resolution may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the directors then in office. The consent shall be delivered to the Secretary for inclusion in the minutes or for filing with the corporate records. Action taken without a meeting is effective when the last director signs the consent, unless the consent specifies a different effective date. Action taken without a meeting has the effect of a unanimous vote taken at a meeting at which all directors were present, and may be described as such in any document.

ARTICLE III – OFFICERS

       SECTION 1.        Number and Election.  The officers of the Corporation shall be a President, one or more Vice Presidents, a Secretary and a Treasurer, who shall be elected by the directors at the annual organizational meeting of the Board of Directors held after the adjournment of each regular annual meeting of the stockholders or at any regular meeting of the Board of Directors or at any special meeting of the Board of Directors called for said purpose. Any two (2) or more offices may be held by the same person. The Board of Directors may from time to time elect or appoint such other officers and assistant officers as may be deemed necessary.

       SECTION 2.        Term of Office.  The officers shall each hold office for the term of one (1) year, and until his or her successor shall have been duly elected, or until his or her death, or until he or she shall resign, or shall have been removed by the Board of Directors.

        SECTION 3.        Duties and Compensation.  Officers shall perform the duties usually pertaining to their respective offices and especially the duties as prescribed in this Article and such other duties as the Board of Directors may by resolution direct. The compensation of officers shall be fixed by the Board of Directors.

       SECTION 4.        President.  The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors. Subject to the policies of the Board of Directors, the President as the chief executive officer shall have general active management of the business of the Corporation, conform to the orders and resolutions of the Board of Directors, and see that they are carried into effect. The President shall perform all the usual duties incident to the office of president and shall have such other powers and duties as may from time to time be prescribed by the Bylaws or by resolution of the Board of Directors.

       SECTION 5.        Vice Presidents.  In case of a vacancy or the removal of the President, the powers and duties of the office shall devolve upon the vice president so designated by the Board of Directors as provided for in Section 3 of Article VIII, (or in the absence of any designation, then in the order of their election) until a meeting of the Directors is held, and a President is elected.

       SECTION 6.        Secretary.  The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book or books to be kept for that purpose. The Secretary shall keep a record of all actions taken by the stockholders or Board of Directors without a meeting, and a record of all actions taken by a committee of the Board of Directors on behalf of the Corporation. The Secretary shall cause due notice to be given of all meetings of the stockholders, Board of Directors, or any committee of the Board of Directors, and shall keep a record of all waivers of notices of such meetings. The Secretary shall keep in safe custody the corporate records of the Corporation. The Secretary shall maintain a record of the names and addresses of the Corporation's stockholders, in a form that permits preparation of a list of stockholders that shows the address of, and the number of shares of each class and series held by, each stockholder. The Secretary shall sign with the President certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors. The Secretary shall have general charge of the stock transfer books of the Corporation and copies of information concerning voting trusts, if any. The Secretary shall in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the President or by the Board of Directors.

       SECTION 7.        Treasurer.  If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors shall determine. The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the Corporation; receive and give receipts for monies due and payable to the Corporation from any source whatsoever; and deposit all such monies in the name of the Corporation, in such banks or other depositories as shall be selected by the Board of Directors; and (b) in general, perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned to the Treasurer by the President or by the Board of Directors.

       SECTION 8.        Removal.  Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgement the best interests of the Corporation will be served thereby.

       SECTION 9.         Vacancies.   A vacancy in any office because of death, resignation, removal, disqualification or otherwise, shall be filled by the Board of Directors for the unexpired portion of the term.

ARTICLE IV – COMMITTEES

       SECTION 1.        Executive Committee.   The Board of Directors may elect from its membership an Executive Committee of three (3) or more directors, a majority of whom shall be other than current officers of the Corporation. If elected, such Committee shall exercise the duties of the Board of Directors during the times that such Board of Directors shall not be in session, to the extent permitted by the statutes of the State of Wisconsin, Articles of Incorporation of the Corporation, these Bylaws, and resolutions of the Board of Directors. All actions taken by the Executive Committee shall be reported to the Board of Directors at the next meeting of the Board.

       SECTION 2.        Other Committees.   The Board of Directors may appoint other committees and define their powers and duties. The membership of committees shall in all instances conform with applicable statutory provisions.

ARTICLE V – SEAL

       The Corporation shall not have a corporate seal, and all formal corporate documents shall carry the designation "No Seal" along with the signature of the officers.

ARTICLE VI – LIABILITY AND INDEMNIFICATION OF
DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS; INSURANCE

       SECTION 1.        Liability of Directors.   No director shall be liable to the Corporation, its stockholders, or any person asserting rights on behalf of the Corporation or its stockholders, for damages, settlements, fees, fines, penalties, or other monetary liabilities arising from a breach of, or a failure to perform, any duty resulting solely from his or her status as a director of the Corporation (or from his or her status as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise, including service to an employee benefit plan, which capacity the director is or was serving in at the Corporation's request while a director of the Corporation) to the fullest extent not prohibited by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to further limit or eliminate the liability of a director than the law permitted the Corporation to provide prior to such amendment); provided, however, that this limitation on liability shall not apply where the breach or failure to perform constitutes (a) a willful failure to deal fairly with the Corporation or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal benefit; or (d) willful misconduct.

       SECTION 2.        Liability of Officers.   No officer shall be liable to the Corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by him or her as an officer of the Corporation (or as an officer, director, partner, trustee, member of any governing or decision-making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise, including service to an employee benefit plan, which capacity the officer is or was serving in at the Corporation's request while being an officer of the Corporation) in good faith, if such person (a) exercised and used the same degree of care and skill as a prudent person would have exercised or used under the circumstances in the conduct of his or her own affairs, or (b) took or omitted to take such action in reliance upon information, opinions, reports or statements prepared or presented by: (1) an officer or employee of the Corporation whom the officer believed in good faith to be reliable and competent in the matters presented, or (2) legal counsel, public accountants and other persons as to matters the officer believed in good faith were within the person's professional or expert competence.

       SECTION 3.        Indemnification of Directors, Officers, Employees and Agents.

       (a)       Right of Directors and Officers to Indemnification. Any person shall be indemnified and held harmless to the fullest extent permitted by law, as the same may exist or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader indemnification rights than the law permitted the Corporation to provide prior to such amendment), from and against all reasonable expenses (including fees, costs, charges, disbursements, attorney fees and any other expenses) and liability (including the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan) asserted against, incurred by or imposed on him or her in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding") to which he or she is made or threatened to be made a party by reason of his or her being or having been a director or officer of the Corporation (or by reason of, while serving as a director or officer of the Corporation, having served at the Corporation's request as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise, including service to an employee benefit plan); provided, however, in situations other than a successful defense of a proceeding, the director or officer shall not be indemnified where he or she breached or failed to perform a duty to the Corporation and the breach or failure to perform constitutes (a) a willful failure to deal fairly with the Corporation or its stockholders in connection with the matter in which the director or officer has a material conflict of interest; (b) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal benefit; or (d) willful misconduct. Such rights to indemnification shall include the right to be paid by the Corporation reasonable expenses as incurred in defending such proceeding; provided, however, that payment of such expenses as incurred shall be made only upon such person delivering to the Corporation (a) a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the Corporation, and (b) a written undertaking, executed personally or on his or her behalf, to repay the allowance to the extent it is ultimately determined that such person is not entitled to indemnification under this provision. The Corporation may require that the undertaking be secured and may require payment of reasonable interest on the allowance to the extent that it is ultimately determined that such person is not entitled to indemnification.

       (b)       Right of Director or Officer to Bring Suit. If a claim under subsection (a) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the reasonable expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the standards of conduct under this Section which make it permissible for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.

       (c)       Indemnification For Intervention, Etc. The Corporation shall not, however, indemnify a director or officer under this Section for any liability incurred in a proceeding otherwise initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor by the person seeking indemnification unless such initiation of or participation in the proceeding is authorized, either before or after its commencement, by the affirmative vote of the majority of the directors in Office.

       (d)       Right of Employees and Agents to Indemnification. The Corporation by its Board of Directors may on such terms as the Board deems advisable indemnify and allow reasonable expenses of any employee or agent of the Corporation with respect to any action taken or failed to be taken in his or her capacity as such employee or agent.

       SECTION 4.        Contract Rights; Amendment or Repeal.   All rights under this Article shall be deemed a contract between the Corporation and the director or officer pursuant to which the Corporation and the director or officer intend to be legally bound. Any repeal, amendment or modification of this Article shall be prospective only as to conduct of a director or officer occurring thereafter, and shall not affect any rights or obligations then existing.

       SECTION 5.         Scope of Article.    The rights granted by this Article shall not be deemed exclusive of any other rights to which a director, officer, employee or agent may be entitled under any statute, agreement, vote of stockholders or disinterested directors or otherwise. The indemnification and advancement of expenses provided by or granted pursuant to this Article shall continue as to a person who has ceased to be a director or officer in respect to matters arising prior to such time, and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person.

       SECTION 6.         Insurance.   The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service to an employee benefit plan, against any liability asserted against that person or incurred by that person in any such capacity, or arising out of that person's status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article.

       SECTION 7.         Prohibited Indemnification and Insurance.   Notwithstanding any other Section in this Article, the Corporation shall not be required to indemnify and may not purchase and maintain insurance if such indemnification or insurance is prohibited under applicable federal law or regulation, but shall indemnify and may purchase and maintain insurance in accordance with this Article to the extent such indemnification and insurance is not prohibited under applicable federal law or regulation.

ARTICLE VII – AMENDMENTS

       SECTION 1.         These Bylaws or any of them may be altered, amended, added to, or repealed by vote of the stockholders representing two-thirds (2/3) of the Corporation's capital stock, at any regular meeting or at a special meeting called for that purpose.

ARTICLE VIII – CERTIFICATES FOR SHARES AND THEIR TRANSFER

       SECTION 1.        Certificates for Share.   Certificates representing shares of the Corporation shall be in such form, consistent with law, as shall be determined by the Board of Directors. Such certificates shall be signed by the President or a Vice President, and the Secretary.

       The name and address of the person to whom the shares represented thereby are issued with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. All certificates surrendered to the Corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled except as provided in Section 3.

       SECTION 2.        Transfer of Shares.    Prior to due presentment of a certificate for shares for registration of transfer the Corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to exercise all the rights and power of an owner.

       SECTION 3.         Lost, Destroyed or Stolen Certificates.    Where the owner claims that a certificate for shares has been lost, destroyed or wrongfully taken, a new certificate shall be issued in place thereof if the owner satisfies such reasonable requirements as the Board of Directors may prescribe.

       SECTION 4.        Stock Books Closed Preceding Stockholders Meeting.   The stock books of the Corporation shall be closed for ten (10) days preceding any meeting of the stockholders.

       SECTION 5.        Declaration of Dividend.   Transfer of stock shall not be suspended preparatory to the declaration of a dividend. Unless an agreement to the contrary shall be expressed in the assignment, the dividend shall be paid to the stockholder in whose name the stock stands on the day of the declaration of the dividend.

ARTICLE IX – MISCELLANEOUS

       SECTION 1.        Minute Book Records.   The organization papers of the Corporation, articles of incorporation, bylaws and amendments thereto, the reports of the Executive Committee and of all other special Board committees, and the minutes of all meetings of the stockholders and of the directors, shall be recorded in a minute book. The minutes of the meetings shall be signed by the presiding officer and attested to by the Secretary.

       SECTION 2.        Parliamentary Practice.    The manual of parliamentary practice known as "Robert's Rules of Order" shall govern the conduct of all meetings of the stockholders and of the Board of Directors.

       SECTION 3.         Accounting.   Books shall be closed after the close of business December 31 annually, and at such other times as the Board of Directors may require.

       SECTION 4.        Expenses.   All current expenses of the Corporation shall be paid by the Treasurer or his/her designee. Quarterly reports of income and expense shall be prepared and furnished to the Board of Directors for review.

       SECTION 5.        Dividends.   The Board of Directors may from time to time declare, and the Corporation pay, dividends on its outstanding shares in a manner and upon terms and conditions not inconsistent with applicable law and the Corporation's Articles of Incorporation.

       SECTION 6.        Order of Business at Meetings.   The order of business at the annual stockholders' meeting shall be as follows:

  Calling of the roll;
  Report by the secretary as to the presence of a quorum;
  Reading of the minutes of preceding meeting and the taking of action thereon;
  Reading of the reports and statements of officers and committees;
  Election of Directors;
  Set compensation for Directors;
  New and miscellaneous business.

       The order of business at special meetings of the stockholders shall be as follows:

  Calling of the roll;
  Report by the secretary as to the presence of a quorum;
  Reading of the call for the meeting;
  Action upon matters mentioned in the call.

       The order of business at the annual organizational meeting of the Board of Directors shall be as follows:

  Calling of the roll;
  Report by the secretary as to the presence of a duly qualified quorum;
  Directors' oath, if any is required;
  Reading of the minutes of the last annual meeting of the directors and the last special meeting, and the taking of action thereon;
  Election of officers and committees;
  Reading and consideration of reports and statements of officers and committees;
  Review insurance coverages;
  Review policies;
  Review of the budget;
  Set officer salaries, if any is to be paid;
  Unfinished business;
  New and miscellaneous business.

  PART II

  INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 20. Indemnification of Officers and Directors.

         Sections 180.0850 through 180.0859 of the Wisconsin Statutes permit and in some cases require indemnification of directors, officers, employees, and agents of a Wisconsin corporation. In general, such indemnification is required unless the person violates a duty of loyalty or a duty of care as specifically set forth in the statutes. Section 180.0851, Wis. Stats.

          Article VII of the registrant's bylaws provide for indemnification of officers and directors under terms and conditions that follow the statutory language cited above. A complete copy of the bylaws is included in Exhibit 3 hereto.

  Item 21. Exhibits and Financial Statement.

          Schedules

                 (a)   Exhibits. The following exhibits are submitted:

Exhibit No.	Description
2	Agreement and Plan of Reorganization (set forth as an exhibit to the Prospectus)
3	Articles of Incorporation and bylaws of Dells Bancshares, Inc. (set forth as an exhibit to the Prospectus)
4	Specimen stock certificate of Dells Bancshares, Inc.
5	Opinion of Boardman, Suhr, Curry & Field LLP
8	Tax Opinion of Boardman, Suhr, Curry & Field LLP (set forth as an exhibit to the Prospectus)
23	Consent of Boardman, Suhr, Curry & Field LLP (included in opinion)
99	Form of Proxy for shareholders of Bank of Wisconsin Dells
(b)	No financial statement schedules are required to be filed with regard to Dells Bancshares, Inc. or Bank of Wisconsin Dells.

  Item 22.Undertakings.

          (1)   The registrant will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (a)   Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Act");

                  (b)   Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (c)   Include any additional or changed material information on the plan of distribution.

          (2)   For determining liability under the Act, the registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3)   The registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (6)   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liability arising under the Act (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wisconsin Dells, State of Wisconsin, on the ____ day of August, 2001.

Dells Bancshares, Inc.
By:

/s/ Orrin K. Anderson
Orrin K. Anderson, President

          In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities indicated on the _____ day of August, 2001.

Signature	Title(s)
/s/ Orrin K. Anderson	President/Director
Orrin K. Anderson

/s/Gary L. Gilliland	Vice President/Director
Gary L. Gilliland

/s/ Larry L. Gehrke	Secretary/Treasurer (Chief Financial and Accounting Officer)
Larry L. Gehrke

/s/ B. E. Gussel, Jr.	Director
B. E. Gussel, Jr.

/s/ Thomas M. Diehl	Director
Thomas M. Diehl
/s/ Tim H. Tofson	Director
Tim H. Tofson
/s/ Jon C. Steinhaus	Director
Jon C. Steinhaus
/s/ Ben C. Borcher	Director
Ben C. Borcher

  SECURITIES AND EXCHANGE COMMISSION
  Washington, D.C. 20549

  ----------

  FORM S-4EF

  REGISTRATION STATEMENT

  Under

  The Securities Act of 1933

  ----------

  Dells Bancshares, Inc.
  (Exact name of registrant as specified in its charter)

  E X H I B I T S

  INDEX TO EXHIBITS

Exhibit No.	Description
2	Agreement and Plan of Reorganization (set forth as an exhibit to the Prospectus)
3	Articles of Incorporation and bylaws of Dells Bancshares, Inc. (set forth as an exhibit to the Prospectus)
4	Specimen stock certificate of Dells Bancshares, Inc.
5	Opinion of Boardman, Suhr, Curry & Field LLP
8	Tax Opinion of Boardman, Suhr, Curry & Field LLP (set forth as an exhibit to the Prospectus)
23	Consent of Boardman, Suhr, Curry & Field LLP (included in opinion)
99	Form of Proxy for shareholders of Bank of Wisconsin Dells

  EXHIBIT 4

  STOCK CERTIFICATE

  SPECIMEN

  STOCK CERTIFICATE

NUMBER	SHARES:

RESTRICTED STOCK

  Incorporated under the laws of the State of Wisconsin.

  Dells Bancshares, Inc.

          This certifies that ______________________ is the owner of ______________________ (common shares —$10.00 par value) full paid and non-assessable transferable on the books of the Corporation in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

          IN WITNESS WHEREOF the said Corporation has caused this Certificate to be signed by its duly authorized officers and sealed with the Seal of the Corporation this _____ day of ___________ A.D., 20 __.

_________________________________	_________________________________
Secretary	President

  ON REVERSE:

          FOR VALUE RECEIVED, _____ hereby sell, assign and transfer unto ____________________ __________ Shares represented by the within Certificate, and do hereby irrevocably constitute and appoint _____________________________ Attorney to transfer the said Shares on the books of the within named Corporation with full power of substitution in the premises.

  Dated ______________________, 20 ___.

  In presence of:

  _______________________________

  _______________________________

  THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SALE, TRANSFER, OR OTHER DISPOSITION THEREOF ARE RESTRICTED UNDER AND SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN ARTICLE 5(C) OF THE CORPORATION'S ARTICLES OF INCORPORATION, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE CORPORATION.

  EXHIBIT 5
  OPINION OF BOARDMAN, SUHR, CURRY & FIELD LLP

  SPECIMEN

  October 9, 2001

  Dells Bancshares, Inc.
  716 Superior Street
  P.O. Box 490
  Wisconsin Dells, WI 53965

         Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Dells Bancshares, Inc. (the "Corporation") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to shares of Common Stock of the Corporation, $10 par value, issuable by the Corporation in connection with a reorganization ("Common Stock"), as described in the Prospectus included in the Registration Statement.

         As counsel to the Corporation for purposes of the reorganization, we are familiar with the Articles of Incorporation and the Bylaws of the Corporation. We also have examined, or caused to be examined, such other documents and instruments and have made, or caused to be made, such further investigation as we have deemed necessary or appropriate to render this opinion.

         Based upon the foregoing, it is our opinion that:

    The Corporation is duly incorporated and validly existing as a corporation under the laws of the State of Wisconsin.
    The shares of Common Stock of the Corporation when issued upon consummation of the reorganization and delivered to the shareholders of Bank of Wisconsin Dells in accordance with the provisions of the Agreement and Plan of Reorganization dated_______________, 200_, will be validly issued, fully paid and non-assessable under applicable Wisconsin law, except for statutory liability under Section 180.0622(2)(b) of the Wisconsin Business Corporation Law. Section 180.0622(2)(b) imposes a statutory liability on shareholders of every corporation up to an amount equal to the par value of their shares, and to the consideration for which their shares without par value were issued, for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case

         We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement, and we further consent to the use of our name in the Registration Statement under the captions "Legal Matters" and "Tax Considerations." In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

  BOARDMAN, SUHR, CURRY & FIELD LLP

  /s/ Boardman, Suhr, Curry & Field LLP

  EXHIBIT 99

  PROXY

  PROXY
  SPECIAL MEETING OF SHAREHOLDERS

         Know all men by these presents that I, the undersigned shareholder in Bank of Wisconsin Dells, do hereby appoint Orrin K. Anderson, Gary L. Gilliland, Jon B. Bernander, Robert L. Nygaard, B. E. Gussel, Jr., Thomas M. Diehl, Tim H. Tofson, Jon C. Steinhaus, Ben C. Borcher, and each of them individually, my true and lawful attorney, substitute, and proxy, with power of substitution, for me and in my name to vote at the Special Meeting of Shareholders of Bank of Wisconsin Dells, to be held on ________________ at ____ p.m., local time, or at any adjournment of that meeting, with all powers I should have if personally present, hereby revoking all proxies heretofore given. I acknowledge that I have received a Notice of Special Meeting of Shareholders and a Proxy Statement relating to the meeting. I hereby direct that the person(s) designated above vote as follows:

    FOR [ ]               AGAINST [ ]                ABSTAIN [ ]

  the following resolution:

          RESOLVED, that the formation of a bank holding company for Bank of Wisconsin Dells, pursuant to the terms and conditions of an Agreement and Plan of Reorganization between Bank of Wisconsin Dells and Dells Bancshares, Inc. and a Merger Agreement between Bank of Wisconsin Dells and New Wisconsin Dells Bank, whereby (i) Bank of Wisconsin Dells will become a wholly-owned subsidiary of Dells Bancshares, Inc., and (ii) shareholders of Bank of Wisconsin Dells will become shareholders of Dells Bancshares, Inc., is hereby authorized and approved.

  In his/her discretion as to any other matters that may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE REORGANIZATION.

        This proxy, when properly signed, will be voted in the manner directed by the undersigned shareholder. If the manner in which to vote is not supplied, the undersigned shareholder will be deemed to have designated a vote “FOR” the formation of the bank holding company.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

       PLEASE SIGN, DATE AND RETURN THIS PROXY, USING THE ENCLOSED ENVELOPE. Please sign exactly as your name appears on your stock certificates. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

       Dated: _________________________.

________________________________________________
Signature